UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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SYBASE, INC.
(Name of Registrant as Specified In Its Charter)
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SYBASE, INC.
_____________________

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
APRIL 15, 2008

TIME:	9:00 a.m., Tuesday, April 15, 2008

PLACE:	Sybase, Inc.
United Nations Conference Room
One Sybase Drive
Dublin, California 94568

BUSINESS:	• Elect three directors

• Ratify Ernst & Young LLP as our independent registered public accounting firm for 2008

• Transact other business properly brought before the meeting

RECORD DATE:	You are entitled to vote on these matters if you were a stockholder of record at the close of business on Friday, February 15, 2008.

HOW TO VOTE:

If you are not able to attend the meeting in person, you can vote (1) by telephone, (2) on the Internet or (3) by signing, dating, and returning the enclosed proxy and mailing it as soon as possible in the enclosed postage-paid envelope. Please see specific instructions printed on your enclosed proxy.

We consider the votes of all stockholders to be important, no matter how many or how shares you may own. Whether or not you plan to attend this meeting, please vote today using the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

By Order of the Board of Directors

DANIEL R. CARL
Dublin, California	Vice President, General Counsel,
March 19, 2008	and Secretary

This Notice of Meeting and accompanying Proxy Statement and proxy card are first being distributed on or about March 19, 2008

SYBASE, INC.

_____________________

PROXY STATEMENT

GENERAL INFORMATION

Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2008 Annual Meeting of Stockholders to be held 9:00 a.m. (PDT) on Tuesday, April 15, 2008 in the United Nations Conference Room at the Company’s principal executive offices, One Sybase Drive, Dublin, California 94568 (see map on back cover) and at any adjournment or postponement thereof. The Company’s principal executive offices are located at One Sybase Drive, Dublin, California 94568.

Record Date

You are entitled to vote at the 2008 Annual Meeting if you were a Sybase stockholder at the close of business on the February 15, 2008 Record Date. On that date, 89,180,118 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. A list of stockholders entitled to vote at the 2008 Annual Meeting will be available for inspection at the Company’s headquarters for a period of ten days before the Annual Meeting.

How to Vote or Revoke Your Proxy

You can vote your shares by mail or in person at the 2008 Annual Meeting. Instructions for each voting method appear on your enclosed proxy or voting instruction card. If you are a record holder, you may revoke your proxy anytime prior to the vote at the 2008 Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you vote in person at the meeting.

If you hold your shares in “Street name,” it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent’s name for your benefit. If your shares are held in Street name, you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or agent. As a beneficial owner, you have the right to direct your broker, bank or agent how to vote and are also invited to attend the 2008 Annual Meeting. If you hold shares in “street name” and wish to change your voting instructions, you must follow the instructions on your voting instruction card or call your broker, bank or agent. If you hold your shares in Street name, you may not vote at the meeting unless you obtain a “legal proxy” from your bank, broker or agent.

Attending the Meeting

If you are a record holder and plan to vote in person at the 2008 Annual Meeting, please bring proof of identification. If you are a street name holder, you should bring proof of identification and a copy of your brokerage statement showing your share ownership as of February 15, 2008. Even if you currently plan to attend the 2008 Annual Meeting, we recommend that you submit your proxy as described above so that your vote will be counted if you later decide not to attend the Meeting.

How Your Votes Are Counted

•  One Share, One Vote. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting.

•  Quorum. A majority of the shares entitled to vote on the Record Date constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.

•  “Votes Cast” means the votes cast on a particular matter. It includes votes “FOR,” “WITHHELD,” “AGAINST,” and “ABSTAIN,” but does not include broker non-votes (see “Broker Non-Votes,” below).

What Your Vote Means

•  On Election of Directors. You may vote “FOR” or “WITHHELD” for each nominee. A “WITHHELD” vote is counted toward a quorum only, but does not affect the outcome of the election, because directors are elected by a plurality. The three director nominees with the greatest number of “FOR” votes (even if not a majority of Votes Cast) will be elected. There is no cumulative voting in the election of directors.

The Company’s Corporate Governance Guidelines (available at www.sybase.com/about_sybase/investorrelations under “Corporate Governance”) specify that, in an uncontested election of directors, any nominee who receives a greater number of “WITHHELD” votes than “FOR” votes shall promptly tender his or her resignation following the certification of the vote. The Company’s Board Affairs Committee will then consider the resignation and the full Board of Directors will act upon the recommendation of the Board Affairs Committee within 90 days of the certification of the stockholder vote. The Board’s determination and reasons for accepting or rejecting the resignation will be publicly disclosed in accordance with the Corporate Governance Guidelines.

•  On Other Proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The vote required on each matter described in this Proxy Statement (other than the election of directors) is the affirmative vote of a majority of the Votes Cast on that matter. Abstentions are counted toward a quorum and are also counted as Votes Cast. This means an abstention has the same effect as a vote “AGAINST.”

•  What If I Don’t Vote? If you sign and return your proxy card, but don’t indicate how your shares are to be voted, your shares will be voted “FOR” all of the Company’s director nominees and “FOR” all other proposals described in this Proxy Statement. The Company’s proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.

•  Broker Non-Votes. If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 should be treated as routine matters. If you do not instruct the agent how to vote the Sybase stock in your account, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a certain matter without instructions from the beneficial owner, and such instructions are not given.

Broker non-votes will be counted to determine whether a quorum is present, but are not considered “Votes Cast.”

Multiple Sets of Proxy Materials

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card. To ensure that all of your shares are vote, please vote using each proxy card that you receive.

Under applicable SEC rules, only one set of proxy materials will be delivered to multiple stockholders sharing the same address, unless we receive contrary instructions from a stockholder at that address. If you share an address with another stockholder and you wish to receive additional sets of proxy materials, please contact Investor Relations at the address noted in the next paragraph to request these materials at no cost to you. Similarly, if you share an address with another stockholder and you want to eliminate the receipt of duplicate sets of materials, please contact us to request a single set of these materials for your household in the future.

Electronic Copies; Requesting Paper Copies

You may enroll for “paperless” electronic delivery at http://www.icsdelivery.com/sybs/index.html and receive our annual report and proxy materials for future meetings by e-mail.

Documents referenced in this Proxy Statement as being available on our website at www.sybase.com/about_sybase/investorrelations under “Corporate Governance” can also be requested in hard copy format free of charge by contacting Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000), e-mail: investorrelations@sybase.com.

This Proxy Statements and our Annual Report for 2007 are available on our website at www.sybase.com/about_sybase/investorrelations

Proxy Solicitation

We will pay the cost of soliciting stockholder proxies and have retained Innisfree M&A Incorporated to assist in soliciting proxies for the Annual Meeting. The fee for such services is anticipated to be approximately $50,000, including estimated out-of-pocket expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

ADDITIONAL INFORMATION AND QUESTIONS

If you have any questions about the Meeting or how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 456-3463 (from the U.S. and Canada) Banks and Brokers, call collect: (212) 750-5833

ELECTION OF DIRECTORS

At our 2007 Annual Meeting, our stockholders approved an amendment to our Restated Certificate of Incorporation to reorganize our Board of Directors into a single class. Previously, our nine-member Board of Directors was divided into three classes, each having a three-year term expiring in successive years. Directors elected at or prior to the 2007 Annual Meeting will stand for election annually following the expiration of their existing terms as follows:

Director	Current Term Expires
John S. Chen	2008
Alan B. Salisbury	2008
Michael A. Daniels	2008
Richard C. Alberding	2009
Jack E. Sum	2009
Linda K. Yates	2009
Cecilia Claudio	2010
L. William Krause	2010
Robert P. Wayman	2010

All of the directors other than Mr. Chen are non-employee directors. The directors to be elected at the Annual Meeting will hold office until their term expires at the Annual Meeting of Stockholders in 2009, or until their earlier resignation or removal. The Company’s nominees are: John S. Chen, Alan B. Salisbury and Michael Daniels. All of the Company’s nominees have advised the Company that they will serve if elected. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted “FOR” the election of the Company’s nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE THREE COMPANY NOMINEES

Director Biographical Information

The following sets forth information about our current Board of Directors, including the nominees described above. There are no family relationships among any Company executive officers or directors.

John S. Chen Director since 1997 Age 52 Nominee

Mr. Chen has been Chairman, Chief Executive Officer, and President of Sybase, Inc. since November 1998. From February through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division of Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is also a current director of The Walt Disney Company, an entertainment and media company and Wells Fargo & Co., a national bank.

Richard C. Alberding Director since 1993 Age 77

Mr. Alberding served as an Executive Vice President of Hewlett-Packard Company, a computer and electronics company, before retiring from that company in 1991. He had served in various management positions with HP beginning in 1958. Mr. Alberding is also a director of PC-TEL, a wireless software company.

Cecilia Claudio Director since 1999 Age 53

Ms. Claudio has served as Senior Vice President and Chief Information Officer of SanDisk Corporation, a flash memory data storage company since February 2007. From October 2005 to January 2007, Ms. Claudio served as Chief Information Officer of Mercury Interactive Corporation, a business technology optimization software provider. From October 2004 to October 2005, Ms. Claudio served as Chief Information Officer and Vice President, Engineering for Align Technology, a technology-based orthodontic manufacturer. In May 2004, Ms. Claudio was named an Executive in Residence at Clearstone Venture Partners, a venture capital firm and continues to serve in an advisory capacity for Clearstone. From March 2003 to October 2004, Ms. Claudio served as the Executive Vice President and Chief Information Officer of Zurich Financial Services, the parent company of Farmers Group, Inc., a large automobile and home insurance company. From June 1998 to March 2003, Ms. Claudio served as Senior Vice President and Chief Information Officer of Farmers Group, Inc.

Michael A. Daniels Director since 2007 Age 61 Nominee

Mr. Daniels has been a Consulting Employee at Science Applications International Corporation (SAIC), a scientific, technical and professional services firm, since May 2004. From May 2005 to November 2006, he served as the chairman of the board of Mobile 365, Inc. and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at SAIC including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman of the board of directors of Network Solutions, Inc., an Internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. Mr. Daniels is on the board of directors of Luna Innovations, a high technology manufacturer.

L. William Krause Director since 1995 Age 65

Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and was CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking storage company, Core-Mark Holding Company, Inc., a distributor of packaged consumer goods, Packeteer, Inc., a provider of application traffic management systems, and The Trizetto Group, a supplier of software and services to the health care industry.

Alan B. Salisbury Director since 1993 Age 71 Nominee

Mr. Salisbury has been an independent management consultant to the information technology industry since July 1999. He retired from the U. S. Army in 1987, where as a Major General he commanded the Information Systems Engineering Command, with responsibility for developing, acquiring and supporting all Army information systems hardware and software worldwide. From 1987 through 1991, he headed R&D for Contel Corporation, then the third largest independent telephone company, and from 1991-1993 he served as COO of the Microelectronics and Computer Technology Corp (MCC), an IT development consortium. From August 1998 through June 1999, he served as Chairman of the U.S. subsidiary of Learning Tree International, a provider of advanced technology and technical management training. From 1993 through June 1999, Mr. Salisbury served as Learning Tree International’s President, and he served as a director from June 1994 through June 2001. He also served as a director of Template Software, Inc., an enterprise application integration and tools development company, from January 1998 through December 1999.

Jack E. Sum Director since 2004 Age 65

Mr. Sum served as a Partner of PricewaterhouseCoopers (PwC), an accounting firm, from 1980 until his retirement in July 2003. Beginning in 1995, Mr. Sum served as the firm’s San Francisco Bay Area Audit Methods Partner and Risk Management Partner. During his career with PwC, which began in 1968, Mr. Sum was responsible for audit, tax and consulting efforts for a variety of national and multi-national companies ranging in size from $5 million to $10 billion in sales. Mr. Sum is a member of the California Institute of Certified Public Accountants.

Robert P. Wayman Director since 1995 Age 62

In January 2007, Mr. Wayman retired from his position as Chief Financial Officer of Hewlett-Packard Company, a computer and electronics company, a position he held since 1984, and as HP’s Executive Vice President, Finance and Administration, a position he held since 1992. Mr. Wayman was named HP’s Chief Executive Officer on an interim basis in February 2005 and served in this capacity until March 2005. In February 2005, Mr. Wayman was appointed to HP’s Board of Directors; he previously served as an HP director from December 1993 through May 2002. He is a current director of Affymetrix, Inc., a developer of tools to analyze complex genetic information. Mr. Wayman is a member of the Advisory Board to Northwestern University Kellogg School of Management.

Linda K. Yates Director since 2000 Age 45

Ms. Yates is the co-founder of Strategos, an international strategy consulting firm, where she served as Chief Executive Officer from January 1995 through August 1999. Ms. Yates currently serves as a Senior Advisor to large corporations and acts as a bridge between the Silicon Valley and large multi-national corporations. She is also a Henry Crown Fellow with the Aspen Institute.

Executive Officer Biographical Information

The following table sets forth information about our current executive officers. Information for John S. Chen is provided in the director table above.

Marty Beard President, Sybase 365, Inc. Age 44

Mr. Beard has served in his present capacity since November 2006. From February 2003 to November 2006 Mr. Beard was Senior Vice President, Corporate Development and Marketing. From August 2000 through January 2003, Mr. Beard was Vice President, Corporate Development. Before joining Sybase, Mr. Beard was Vice President of Oracle Online, a division of Oracle Corporation, a database software company, from June 1999 through July 2000. Prior to that he served as Senior Director, Mid-Market Business Solutions for Oracle beginning in July 1997. From June 1993 through June 1997, Mr. Beard was Staff Director, Corporate Strategy and Development for Pacific Telesis Group, a telecommunications company.

Steven M. Capelli President, Worldwide Field Operations Age 50

Mr. Capelli has served in his present capacity since August 2006. From January 2005 to August 2006 he served as Senior Vice President and General Manager, North America Operations. From February 2004 to January 2005 he served as Senior Vice President and General Manager, Worldwide Partner Group. Immediately prior to that, he served as Senior Vice President and General Manager, Worldwide Field Organization beginning in January 2003. Before that, Mr. Capelli served as Senior Vice President and General Manager, North American Operations from March 1998 through July 2002. Before joining Sybase in December 1997, Mr. Capelli worked for Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, from August 1992 to December 1997. During that time, he held several positions including Chief Financial Officer, Vice President of Inter Continental Sales and Director of Field Operations.

Daniel R. Carl Vice President, General Counsel and Secretary Age 55

Mr. Carl has served in his present capacity since April 1999. Immediately prior to that, he served as Director of European Legal Affairs beginning in January 1997. Mr. Carl has been a Vice President of Sybase since May 1996, and served as Associate General Counsel from 1992 to April 1999.

Billy Ho Senior Vice President Product and Technology Operations Age 51

Mr. Ho has served in his present capacity since January 2007. From April 2003 to December 2006 he served as Senior Vice President and General Sales Manager OEM Sales. Beginning in October 2001 Mr. Ho served as Senior Vice President and General Manager, e-Business Division. Prior to that he held the position of Senior Vice President of Product Development and Marketing, e-Business Division from July 2001 to October 2001. Before that he held the position of Vice President of Product Development, Enterprise Solutions Division from October 1998 to July 2001. Mr. Ho joined Sybase in 1997 as Director of Engineering.

Keith Jensen Vice President and Controller Age 49

Mr. Jensen has served in his present capacity since November 2007. From February 2006 to November 2007 he served as Senior Director of Finance. Before joining Sybase, from October 1999 to January 2006, Mr. Jensen was the chief financial officer for Dorado Network Systems, a provider of software solutions to financial service companies. Mr. Jensen previously held several positions with Coopers & Lybrand, including audit manger.

Raj Nathan Senior Vice President and Chief Marketing Officer Age 54

Dr. Nathan has served in his present capacity since January 2007. From February 2004 to December 2006 he served as Senior Vice President and General Manager, Infrastructure Platform Group. Immediately prior to that, he served as Senior Vice President and General Manager, Enterprise Solutions Division beginning in December 2000. Joining Sybase in November 1997, he served as Senior Vice President, Corporate Program Office and later as Senior Vice President and General Manager of the Internet Applications Division until December 2000. From May through November 1997, he served as President and Chief Executive Officer of Siemens Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, and held a number of executive positions with Siemens Pyramid prior to that.

Jeffrey G. Ross Senior Vice President and Chief Financial Officer Age 43

Mr. Ross has served in his present capacity since November 2007. From August 2004 to November 2007 he served as Corporate Controller. From July 2000 to August 2004 he served as Group Director of Tax and Accounting. Mr. Ross has held various other positions since joining Sybase in 1997. Before joining Sybase, Mr. Ross held several positions with Price Waterhouse, including senior manager in international tax.

Terry Stepien President iAnywhere Solutions, Inc. Age 49

Mr. Stepien has served in his present capacity since May 2000. Prior to that he had served as Senior Vice President and General Manager of Sybase’s Mobile and Embedded Computing Division (MEC) since March 1999. From September 1998 to March 1999, he was Vice President and General Manager of MEC. From September 1996 to September 1998, he served as Vice President, Marketing for Database Products. Mr. Stepien was Vice President, Marketing for Workplace Database Products from February 1995 to September 1996.

Nita C. White-Ivy Vice President Worldwide Human Resources Age 60

Ms. White-Ivy has served in her present capacity since March 1998. Prior to that, she was a human resources consultant to Sybase beginning in January 1998. Before joining Sybase, she was with Siemens Pyramid, a computer and electronics company, serving as Sr. Director Human Resources from 1992 to February 1994 and as Vice President of Worldwide Human Resources from February 1994 to October 1997.

Non-Employee Director Compensation

During 2007, the Company paid fees to its non-employee directors according to the following table. The Company generally reviews non-employee director compensation annually. All retainers are paid in four quarterly installments, but are discontinued upon a director’s resignation if not already earned. The Company has stock ownership guidelines that require all senior executives and directors to hold a minimum number of common shares. The stock ownership guidelines are posted on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. See “Compensation Discussion and Analysis -- Stock Ownership Guidelines” on page 29 for a discussion of the stock ownership guideline requirements applicable to Company officers.

Annual retainer	$32,600
Per Regular Board meeting attended in person	1,800
Per Regular Board meeting attended by video or phone	1,800
Per Special Board meeting exceeding one hour
(attended in person, by video or telephone)	1,800
Per Regular or Special Committee meeting exceeding one hour
(attended in person, by video or phone):
- Chairperson	1,900
- Committee member	1,600
Additional annual retainer for Board Affairs Committee chairperson	8,000
Additional annual retainer for Compensation Committee chairperson
(increased from $8,500 in May 2007)	10,000
Additional annual retainer for Audit Committee chairperson	12,000
Additional annual retainer for lead independent director	15,000
Out-of-pocket travel expenses associated with meeting attendance	Actual reasonable

Under our Amended and Restated 2003 Stock Plan (the “2003 Plan”), on the first trading day in February each non-employee director who has served for at least five months shall be granted an award having an imputed value (as defined in the 2003 Plan) determined by the board which shall not exceed $400,000. Under the 2003 Plan, any new non-employee director appointed after the adoption of the 2003 Plan shall receive an initial grant having an imputed value determined by the board which shall not exceed $800,000.

Director Compensation Paid In 2007

					Change in
					Pension
	Fees				Value and
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(1)	($)	($)(2)	($)(3)(4)	($)	($)	($)	($)
Richard C. Alberding	62,250	0	192,661	0	0	0	254,911
Cecilia Claudio	51,200	0	192,661	0	0	0	243,861
Michael A. Daniels	24,891	0	19,807	0	0	0	44,698
L. William Krause	66,800	0	192,661	0	0	0	259,461
Alan B. Salisbury	56,000	0	192,661	0	0	0	248,661
Jack E. Sum	61,200	0	175,184	0	0	0	236,384
Robert P. Wayman	69,400	0	192,661	0	0	0	262,061
Linda K. Yates	46,200	0	192,661	0	0	0	238,861
____________________

1.

Mr. Chen, the Company’s only employee director, does not receive compensation, expense reimbursement, or stock option grants for serving as a director or for attending Board or committee meetings. Mr. Chen’s 2007 compensation information is set forth in the “Summary Compensation Table” on page 32.

2.	The Company did not grant any stock awards to members of the Board of Directors in 2007 or in prior years. No stock awards were outstanding at December 31, 2007.

3.

The amounts in the column titled “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes (excluding the impact of estimated forfeitures related to service based vesting conditions) for the fiscal year ending December 31, 2007 in accordance with FAS 123R for the following awards: February 3, 2003 with an aggregate grant date fair value of $195,070 per director; February 2, 2004 with an aggregate grant date fair value of $39,912 per director; September 1, 2004 with an aggregate grant date fair value of $133,720 per director; February 1, 2005 with an aggregate grant date fair value of $223,061 per director; February 1, 2006 with an aggregate grant date fair value of $168,300 per director; and February 1, 2007 with an aggregate grant date fair value of $205,496 per director. Mr. Sum’s grant on September 1, 2004 had an aggregate grant date fair value of $121,564 and Mr. Sum did not receive any grants prior to this date. Mr. Daniels joined the Board of Directors in June 2007 and received in an initial grant with an aggregate grant date fair value of $143,096. Grants made prior to September 1, 2004 were made under the Company’s 2001 Director Stock Option Plan; all other grants were made under the Company’s Amended and Restated 2003 Stock Plan.

4.	As of December 31, 2007, the aggregate number of outstanding option awards (vested and unvested) for each of the non-employee directors was as follows:

Mr. Alberding	222,000
Ms. Claudio	140,501
Mr. Daniels	20,000
Mr. Krause	162,000
Mr. Salisbury	150,000
Mr. Sum	90,000
Mr. Wayman	210,000
Ms. Yates	202,000

CORPORATE GOVERNANCE MATTERS

Sybase is committed to strong principles of corporate governance and business ethics. The Company is in compliance with all applicable corporate governance requirements of the NYSE, the SEC, and the Sarbanes-Oxley Act of 2002. A link to the Company’s Statement of Values and Business Ethics, which contains a summary of the Conflict of Interest policy is available on the home page Company’s website, Sybase.com, under “Code of Ethics.”

Corporate Governance Guidelines

The Board’s Corporate Governance Guidelines comply with revised NYSE listing standards. These policies are intended to guide the Company and the Board on a variety of corporate governance matters including director responsibilities, director independence, Board composition, director continuing education, Board committees, and management development and succession planning. Our Corporate Governance Guidelines are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Board Independence

None of our non-employee directors have any direct or indirect material relationships with the Company, and each of them is “independent” within the meaning of the Company’s director independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards regarding director independence. As set forth in our guidelines, a director’s relationship with the Company is considered “material” if, in the judgment of the Board as a whole, such relationship would interfere with a director’s independent judgment with respect to the Company.

Board of Directors and Board Committees

The Board of Directors held eight (8) meetings during 2007, and no director attended fewer than 75% of the total of all Board and committee meetings held last year during his or her service as a director or committee member. Our directors are invited, but are not required, to attend our Annual Meeting of Stockholders. Last year, Mr. Chen attended the Annual Meeting.

The Board currently has three standing committees -- Audit, Compensation, and Board Affairs -- each of which operates under a written charter adopted by the Board. All of the committee charters are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. The table below shows the number of Board committee meetings held during 2007, current committee membership, and each committee’s principal functions.

Board Committees	Principal Functions
Audit (1) Mr. Sum (Chair)(2) Mr. Wayman(2) Ms. Yates
  carries out mandates of Audit Committee Charter, including the following:
  selection, engagement, and oversight of the Company’s independent auditors pre-approval of all audit and non-audit related services to the Company and its subsidiaries oversight of the Company’s internal controls, disclosure controls, internal audit function, and independent audit of Company’s financial statements receipt and investigation of all complaints and concerns regarding the Company’s internal controls, and audit and accounting practices
  11 meetings in 2007

Board Committees	Principal Functions
Compensation (3) Mr. Alberding (Chair) Mr. Daniels Ms. Claudio Mr. Krause Mr. Salisbury
  carries out mandates of the Compensation Committee Charter, including the following:
  determination of CEO’s compensation for ratification by the full Board based on CEO’s performance against goals determined by the full Board review and approval of compensation, including cash incentive compensation plans and equity-based plans for Section 16 officers oversight of all Company compensation policies to assure their alignment with the long-term interests of the Company’s stockholders
  7 meetings in 2007

Board Affairs Mr. Krause (Chair) Mr. Wayman Mr. Salisbury
  carries out the mandates of the Board Affairs Committee Charter, including the following:
  management and oversight of the Company’s Corporate Governance Guidelines consideration and recommendation of all director nominees
  oversight of initial and on-going director education, Board composition, and Board and committee evaluations
  5 meetings in 2007

____________________

(1)	No Audit Committee member serves on the audit committee of more than three public companies.

(2)	Our board of directors has determined that both Mr. Wayman and Mr. Sum are audit committee financial experts as such term is defined under Item 407(d)(5) of Regulation S-K.

(3)	No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement.

Lead Independent Director; Executive Sessions

Our Corporate Governance Guidelines provide for the Board designation of a Lead Independent Director from time to time. The Lead Independent Director is responsible for calling all special meetings of the independent directors, chairing all meetings of the independent directors, and performing such other responsibilities as designated by a majority of the independent directors from time to time. Mr. Wayman is the current Lead Independent Director and has served in such capacity since May 1998. As part of our regular Board meetings, our independent directors meet in executive sessions separate from Company management and directors who are also employees of the Company.

Communicating with our Board

You may communicate in writing with any or all of Sybase’s directors via U.S. mail addressed to the Chairperson of the Board Affairs Committee c/o Sybase’s Corporate Secretary, One Sybase Drive, Dublin, California 94568. The Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated, and will forward correspondence directly to the directors as appropriate. This process has been approved by a majority of the independent directors.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership, and has delegated the screening and recruitment process to the Board Affairs Committee. The Board Affairs Committee has adopted Policies and Procedures for Director Candidates intended to ensure the selection of qualified candidates who support the Company’s strategies, as well as its business and corporate governance principles. The Committee has not adopted minimum qualifications for director candidates. Rather, in evaluating potential director candidates, including those proposed by stockholders and others, the Committee takes into account a wide variety of factors including each candidate’s suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. From time to time, the Board Affairs Committee has retained a search firm to assist it in identifying potential director candidates; however, the nature, scope and expense of each such engagement is determined on a case-by-case basis and there are no standing arrangements between the Board Affairs Committee and any particular firms for this purpose. Our Policies and Procedures for Director Candidates are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Stockholder Nominations for Director

The Board Affairs Committee considers director nominees recommended by our stockholders. Stockholder recommendations must be submitted in writing to Sybase, Inc., Attn: Corporate Secretary, One Sybase Drive, Dublin, California 94568, and must include certain prescribed information, including the proposed candidate’s personal and business information, the class and number of Company securities the candidate owns, and a description of the proposed candidate’s relationships with the Company and the recommending stockholder. Recommendations must also be accompanied by personal references, including a supporting statement from the recommending stockholder regarding a proposed candidate’s character and judgment. Our Policies and Procedures for Director Candidates (available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations) describes other relevant criteria, as well as the Board Affairs Committee’s process for evaluating and identifying director candidates selected and recommended to the full Board for nomination. In addition, the stockholder must give timely notice of a proposed nomination to our Corporate Secretary in accordance with our Bylaws, which generally require that our Corporate Secretary receive notice within the time period described under “Deadline for Receipt of Stockholder Proposals and Nominations for the 2009 Annual Meeting” on page 48.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS

This table shows how Sybase shares were beneficially owned as of the Record Date by (i) entities holding more than 5% of our issued and outstanding Common Stock, (ii) by each current director and Company nominee for director, (iii) each Named Executive Officer named in the “Summary Compensation Table” on page 32, and (iv) all current directors and executive officers as a group. On the Record Date, 89,180,118 shares of Common Stock were issued and outstanding.

	Shares Beneficially	Approximate Percent
Name of Beneficial Owner	Owned (#)	of Class (%)
Lord, Abbett & Co., LLC (1)	6,926,642	7.77
90 Hudson Street
Jersey City, NJ 07302
Sandell Asset Management Corp.(2)	5,407,300	6.06
40 West 57th Street, 26th Floor
New York, NY 10019
Entities affiliated with AXA Financial, Inc.(3)	4,737,642	5.31
1290 Avenue of the Americas
New York, NY 10104
Entities affiliated with Barclays Global Investors, N.A. (4)	4,662,171	5.23
45 Fremont Street, 17th Floor
San Francisco, CA 94105
John S. Chen (5)(6)(7)	2,973,544	3.26
Marty Beard (5)(6)(7)	299,173	*
Steve Capelli (5)(6)(7)	253,586	*

	Shares Beneficially	Approximate Percent
Name of Beneficial Owner	Owned (#)	of Class (%)
Raj Nathan (5)(6)(7)	194,517	*
Jeffrey Ross (5)(6)(7)	70,942	*
Pieter A. Van der Vorst (5)(6)(7)	145,749	*
Richard C. Alberding (5)(6)	176,332	*
Cecilia Claudio (5)(6)	74,791	*
Michael A. Daniels (5)(6)	5,249	*
L. William Krause (5)(6)	130,332	*
Alan B. Salisbury (5)(6)	116,332	*
Jack E. Sum (5)(6)	45,832	*
Robert P. Wayman (5)(6)	176,332	*
Linda K. Yates (5)(6)	172,332	*
All current executive officers and directors as a group	5,397,654	5.80
(19 people) (5)(6)(7)
____________________

* less than 1%

(1)	Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2008, Lord, Abbett & Co., an investment adviser registered under the 1940 Act, claims sole voting power of 6,707,842 of the shares, and beneficial ownership and sole dispositive power over 6,926,643 of the shares.

(2)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on December 28, 2007, by Sandell Asset Management Corp. (“Sandell”) and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons. According to the Schedule 13D, as of December 28, 2007, (i) each of Sandell and Thomas E. Sandell, had beneficial ownership and shared power to vote and direct or dispose of 5,407,300 shares of the Company’s Common Stock, (ii) Castlerigg Master Investments, Ltd., Castlerigg International Limited and Castlerigg International Holdings Limited had beneficial ownership and shared power to vote and direct or dispose of 4,055,475 shares of the Company’s Common Stock, (iii) each of CGS, Ltd., Castlerigg GS Holdings, Ltd., and Castlerigg Global Select Fund, Limited, had beneficial ownership and shared power to vote and direct or dispose of 1,351,825 shares of the Company’s Common Stock, and (iv) John McFarlane had beneficial ownership and sole power to vote and direct or dispose of 1,100 shares of the Company’s Common Stock.

(3)	Based on Schedule 13G filed with the SEC on February 14, 2008, entities affiliated with AXA Financial, Inc. claim beneficial ownership of an aggregate of 4,737,642 shares of the Company’s Common Stock. According to the Schedule 13G, as of December 31, 2007, AXA Rosenberg Investment Management LLC had sole power to vote 2,198,888 shares and sole power to direct or dispose of 4,581,061 shares, AllianceBernstein had sole power to vote 79,331 shares and sole power to direct or dispose of 81,081 shares, Winterthur had sole power to vote 41,700 shares and sole power to direct or dispose of 41,700 shares, AXA Konzern AG (Germany) had sole power to vote 31,100 shares and sole power to direct or dispose of 31,100 shares, and AXA Equitable Life Insurance Company had sole power to vote 2,700 shares and sole power to direct or dispose of 2,700 shares.

(4)	Based on Schedule 13G filed with the SEC on February 6, 2008, Barclays Global Investors, NA, a bank as defined in Section 3(a)(6) of the Securities Act of 1933, claims beneficial ownership and sole dispositive power as to 2,257,146 shares, with sole voting power as to 1,893,228 shares. Barclays Global Fund Advisors, an investment advisor registered under the 1940 Act, claims beneficial ownership, sole voting power and sole dispositive power as to 2,405,025 shares.

(5)	Number of shares includes (i) shares subject to stock options or stock option appreciation rights that are exercisable within 60 days of the Record Date (see footnote 6 below), and (ii) restricted stock subject to the Company’s repurchase right (see footnote 6 below). Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each named stockholder is c/o Sybase, Inc., One Sybase Drive, Dublin, California 94568.

(6)	Includes the following shares subject to stock options and stock option appreciation rights (SARs) that are exercisable within 60 days of the Record Date and unvested restricted stock purchase rights:

	Sybase Stock Options	Service-Based	Performance-Based
	and SARs Exercisable	Restricted Stock	Restricted Stock
	w/in 60 days (#)	(# of exercised shares)	(# of exercised shares)
Mr. Chen	2,114,911	126,856	647,669
Mr. Beard	211,326	22,112	65,330
Mr. Capelli	134,279	25,087	77,903
Mr. Nathan	115,663	20,107	55,847
Mr. Ross	26,951	9,669	33,166
Mr. Van der Vorst	61,506	17,647	51,467
Mr. Alberding	175,332	0	0
Ms. Claudio	73,791	0	0
Mr. Daniels	5,249	0	0
Mr. Krause	127,332	0	0
Mr. Salisbury	115,332	0	0
Mr. Sum	43,832	0	0
Mr. Wayman	175,332	0	0
Ms. Yates	167,332	0	0
All current executive	3,881,640	275,277	1,094,137
officers and directors

Performance-based restricted stock listed in the table above includes the following: (i) grants made in February 2005 where vesting is subject to the Company’s achievement of certain revenue growth rates, income before tax growth rates and stockholder return relative to S&P 400 performance, (ii) grants made in January 2006 where vesting is subject to the Company’s achievement of certain revenue growth rates, cash flow growth rates and return on invested capital thresholds, (iii) grants made in February 2007 where vesting is subject to the Company’s achievement of certain revenue, cash flow and return on invested capital thresholds, and (iv) grants made in February 2008 where vesting is subject to the Company’s achievement of certain revenue, cash flow and return on invested capital thresholds. Performance-based restricted stock shares will vest, and the Company’s repurchase right will lapse, three years from the grant date, in full or partially, based upon the achievement of performance at or above the thresholds set forth in each grant. If vesting thresholds are not met or the holder’s employment with the Company ceases, the unvested shares will be forfeited back to the Company.

Service-based restricted stock included in the table above includes unvested restricted stock purchase rights issued in February 2008, February 2007, January 2006 and February 2005 with $0.00 per share purchase prices and remain subject to the Company’s repurchase right if an employee terminates within three years of the rights grant date.

(7)	The following table shows beneficial ownership of common stock of iAnywhere Solutions, Inc. (“iAS”), a majority-owned Sybase subsidiary, as of the Record Date, by the Company’s executive officers. None of the Company’s non-employee directors were issued or hold iAS stock options or common stock. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. iAS only has preferred stock outstanding, there are no shares of iAS common stock issued and outstanding.

	iAS Common Stock	Approximate Percent
	Beneficially Owned (#)	of Class (%)
Mr. Chen	1,070,000	*
Mr. Beard	20,000	*
Mr. Capelli	0	*
Dr. Nathan	25,000	*
Mr. Ross	0	*
Mr. Van der Vorst	100,000	*
All current Sybase executive officers and
directors as a group (19) people	3,210,000	*
____________________

*     Not meaningful since no shares of iAS common stock are currently issued and outstanding.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”), independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2008, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Audit Committee will reconsider its selection. EY (or its predecessor) has audited the Company’s annual financial statements since the Company’s inception in 1984, and is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules adopted by the SEC regarding mandatory audit partner rotation. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Fees paid for professional services provided by EY in each of the last two fiscal years in each of the following categories are as follows:

	2007 ($)	2006 ($)
Audit Fees	$4,518,000	$4,100,078
Audit-Related Fees	246,000	618,088
Tax Fees	1,583,000	676,000
TOTAL	$6,347,000	$5,394,166

Audit Fees include fees associated with the Company’s annual audit, the reviews of the Company’s filings with the SEC during the fiscal year, including its quarterly reports on Form 10-Q for the periods indicated, assistance with financial statements included in registration statements and reports filed with the SEC, accounting consultations and Sarbanes-Oxley Section 404 attestation work

Audit-Related Fees include fees not directly related to the attest services for our financial statements and include due diligence in connection with acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and audits of the Company’s pension plan(s).

Tax Fees include tax compliance and international tax advice and planning services.

The Audit Committee did not approve payment for any services pursuant to the de minimis exception (i.e., services that, if rendered, would compromise auditor independence but were (i) less than 5% of the total fees paid to EY for the years noted; (ii) not recognized as non-audit services at the time of engagement; and (iii) brought to Audit Committee’s attention and approved prior to the completion of the audit). The Audit Committee of the Board of Directors determined that the non-audit services provided by EY as described above are compatible with maintaining such auditors’ independence.

Pre-Approval Policies and Procedures. During 2007, the Audit Committee pre-approved 100% of the fees described in the above table in accordance with its pre-approval policies and procedures. Generally, at the beginning of each fiscal year, the Audit Committee reviews a written report prepared by the independent auditor describing the proposed scope of services in each of the above categories for that year, including estimated fees and costs related to each activity. The independent auditor is not authorized to undertake any activities on behalf of the Company unless and until the Audit Committee has approved the auditor’s report. The Audit Committee regularly oversees and monitors all activities performed by (and all fees paid to) the independent auditor. The Audit Committee may authorize the CFO to engage the independent auditor directly to perform non-audit services that have been pre-approved by the Audit Committee, and that do not exceed a specified maximum dollar amount. The CFO is required to report all such engagements to the Audit Committee on a regular basis.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors in accordance with its amended and restated charter, as adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company’s 2007 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also provided direct oversight over the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act relating to maintaining effective internal controls and the Company’s engagement of the independent registered public accounting firm that opined on the Company’s compliance with Section 404. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under Statement on Auditing Standards 61, as modified or supplemented, including such auditors’ judgments as to the quality and acceptability of the Company’s accounting principles, as well as other matters required to be discussed by the auditors with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the matter of auditor independence from management and the Company with the Company’s independent auditors. The Committee also considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the Company’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007.

Report submitted by:

Jack E. Sum (Chairman)
Robert P. Wayman
Linda Yates

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Programs

The Company’s executive compensation programs support the Company’s primary objective of creating value for its stockholders. The programs are designed to:

  Attract and retain the key senior management talent necessary to grow the enterprise.

  Provide a compensation program competitive with public technology peer companies against which the Company competes for senior management talent.

  Motivate the senior management team to achieve or exceed key objectives by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals.

  Offer the senior management team a total compensation package that is centered around compensation which is not guaranteed but is earned based on the Company’s performance in order to align management’s interests with those of stockholders.

In implementing this pay-for-performance philosophy, the Compensation Committee establishes performance targets reflecting financial objectives that were approved by the Board of Directors, and it considers total shareholder return as measured by the Company’s stock price. The Committee reviews all elements of compensation both separately and in the aggregate. The Committee tallies up all components of the executives’ compensation to ensure that the amount of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

Sybase executives’ targeted total direct compensation consists of three primary components: base salary, annual cash incentives, and long-term incentives in the form of equity awards. The greatest emphasis among the three components is placed on long-term incentives in order to align with long-term stockholder value. The actual allocation of the three components for the CEO and the average allocation of the three components for the other five Named Executive Officers listed on the “Summary Compensation Table” appearing on page 32 are depicted in the pie charts below. The shaded portions of the pie charts reflect compensation that is earned only upon the Company meeting certain financial objectives.

CEO	OTHER NAMED EXECUTIVE OFFICERS (1)

____________________

(1)	Amounts for Jeff Ross include his salary for 10 months of the year as Controller and 2 months of the year as CFO.

In addition to total direct compensation, certain perquisites are provided to the executives. Also, all of the executives are able to participate in broad-based employee benefit plans which are available to employees generally in the country where the executive resides.

An executive’s total 2007 compensation package is designed to provide value to the executive based on (i) the individual’s position and performance, and (ii) the Company’s annual financial performance against financial objectives approved by the Board of Directors. Under this design, incentive payments can exceed target levels only if the objectives approved by the Board of Directors are exceeded and will be below target levels if achievements fall below these objectives.

Role of the Compensation Committee and Management

The Committee determines the total compensation arrangements for the CEO and other members of executive management, including the Named Executive Officers. The compensation of the Company’s executive officers, other than the CEO, is approved by the Committee alone. The Committee’s compensation decisions for the CEO are ratified by the independent members of the Board of Directors. The Committee also provides guidance and oversight to management on the Company’s compensation policies for all employees. The Committee consists entirely of non-employee directors, each of whom qualifies as an independent director under the rules of The New York Stock Exchange, an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director as defined in Rule 16b-3 under the Securities and Exchange Act of 1934. The Committee operates under a Charter which the Committee reviews annually. The Charter is approved by the full Board and can be found on the Company’s website under Corporate Governance at http://www.sybase.com/about_sybase/ investorrelations.

The CEO makes recommendations to the Committee with respect to compensation for other executives, including the structure and terms of these executives’ annual cash incentives and long-term incentives. Certain executives assist the CEO in structuring his proposals regarding the design of the annual cash incentives and long-term incentives. The CEO participates in the Committee’s discussions regarding the other executives’ compensation, but the CEO does not participate in the portions of the meetings during which his own compensation is deliberated. Moreover, the Committee regularly meets in executive session without any of the Company’s management in attendance.

Compensation Consultant

The Committee has the sole authority under the Compensation Committee Charter to retain and terminate outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee engaged Towers Perrin to advise the Committee on matters related to CEO compensation and other executive compensation. Towers Perrin does not undertake any work directly for management, although it may work with management on matters for the Committee where such work is requested by the Committee or its Chairman. The Committee regularly meets with Towers Perrin without management present to ensure impartiality in the making of compensation decisions.

Comparative Framework

To ensure that the Company’s executive management team’s compensation is competitive in the marketplace, the Committee, with the assistance of Towers Perrin and management, identifies two peer groups of public technology companies to use as benchmarks. The Committee concluded that the peer group against which the Company competes for management talent is to some extent different from the peer group against which the Company competes for customers and/or investors.

In creating a peer group against which to benchmark the compensation of the Company’s executives (the “Compensation Peer Group”), the Committee decided that the group should not be bounded by geography or enterprise size but should include representation from a broad range of public technology companies against which the Company competes for management talent. When establishing 2007 compensation, the Committee identified the following Compensation Peer Group:

Actuate Corp.	Hyperion Solutions Corp.	Openwave Systems Inc.	Webmethods Inc.
Adobe Systems Inc.	Informatica Corp.	Oracle Corp.	Wind River Systems Inc.
Applix Inc.	Infospace	Parametric Technology Corp.
BEA Systems	McAfee, Inc..	Progress Software Corp.
BMC Software	Microsoft Corp.	Quest Software
CA Inc.	Microstrategy Inc.	S1 Corp.
Compuware Corp.	Novell Inc.	TIBCO Software Inc.

The performance of the Company was also evaluated relative to a subset of the Compensation Peer Group, which the Committee determined were the companies against which the Company directly competes for customers and/or investors (the “Performance Peer Group”). When establishing 2007 compensation, the following companies were in the Performance Peer Group:

BEA Systems, Inc.	Hyperion Solutions	Novell Inc.	Quest Software
BMC Software, Inc.	Informatica Corp	Openwave Systems Inc.	S1 Corp.
CA, Inc.	Infospace Inc	Oracle Corp.	Tibco Software, Inc.
Compuware Corp.	Microsoft Corp.	Progress Software Corp.	Wind River Systems Inc.

Towers Perrin and the Committee annually review the peer companies used for compensation benchmarking. As a result of this review, the Committee determined that considering consolidation within the industry, the business segments in which Sybase operates and the relevance of peer companies to these business segments, the organizations it views as labor competitors, the scale of the peer companies, and entities considered to be competing for similar stock market investors as the Company, several peer companies were either added or deleted from the peer groups for compensation benchmarking as disclosed in our 2007 Proxy Statement.

For fiscal year 2007, the Committee compared the total direct compensation and its three components (base salary, annual cash incentives and long-term incentives) of individual executives with their respective positions at companies in the Compensation Peer Group. The Committee also considered various measures of performance over a period of three years, including revenue growth, growth in earnings per share, operating income growth and total shareholder return among the members of the Performance Peer Group. The Committee took the relative performance of the Company in these various measures of performance into account when establishing the executives’ 2007 total direct compensation and the annual cash incentive and long-term incentive components. The performance comparison was used to determine if the target pay of the executives is generally consistent with compensation paid to similar executives at competing companies which achieve comparable performance.

In addition to such peer group data, the Committee obtained and considered input from Towers Perrin on factors such as market trends and best practice recommendations. This information included current trends and best practices in compensation design, regulatory and legislative issues, and governance practices from Sybase Human Resources department and the Committee’s outside consultant. These trends and best practices included such issues as the use of different long-term incentive programs, competitive trends in compensation levels, and mix of compensation elements.

In particular, these trends included information on the continued shift in emphasis away from stock options toward other long-term incentive vehicles such as restricted stock and performance-vested restricted stock that companies are implementing. This trend is impacting both the mix and level of compensation provided to executives. The Committee concluded that the structure of the Company’s stock incentive program is consistent with such evolving market practices.

In addition, the Committee reviewed the provisions of potential government regulations and revised proxy voting service policies governing compensation to understand emerging executive compensation issues. The purpose of reviewing market trends and potential regulations is to ensure the Committee is abreast of industry practices impacting compensation.

The Committee does not place greater or lesser weight on any of these trends or practices, but considers the general direction of this information in relation to the effectiveness of the Company’s plans over time. In addition, the Committee considers the practices of the Company’s peer companies in addition to the trends and practices of the general marketplace for employee talent to be knowledgeable about the effectiveness of various reward vehicles.

Company Performance and Compensation

The Committee determined that the Company is competitive with the Performance Peer Group in terms of total shareholder return (“TSR”). The Committee believes that TSR is an important metric in assessing its performance relative to the Performance Peer Group companies. As of December 31, 2007, the Company maintained a three-year TSR that ranked in the second highest quartile of the Performance Peer Group. Other indicators of the Company’s performance are recognized in the Company’s annual cash incentive program, known as the Executive Long-Term Incentive Plan (“ELTIP”) and the performance-based restricted stock that was granted to the executives. The Committee’s overall objective is to align the interests of the executives with those of the stockholders. In measuring Company performance for the purpose of determining executive compensation, the Committee considers both external metrics such as TSR and the internal financial objectives set by the Board.

CEO Compensation Framework

The Company’s pay-for-performance program has an even greater emphasis in the compensation of the Company’s CEO, John Chen. For the CEO, 58% of his 2007 total targeted direct compensation would only be earned upon the Company meeting certain performance thresholds. An additional 25% of the CEO’s total targeted direct compensation was in the form of service based equity awards. Finally, 16% of the CEO’s total targeted direct compensation is represented by his base salary, which is paid in cash. See the “Summary Compensation Table” on page 32 and the “Grants of Plan-Based Awards in 2007” on page 34 for details on the compensation and awards made to the CEO and other Named Executive Officers in 2007.

The Committee decided to link a greater percentage of the CEO’s total targeted direct compensation to elements of compensation that are based on Company performance and to long term equity incentives than the compensation of the other Named Executive Officers since it believes that Mr. Chen has a greater ability to personally impact overall corporate performance and long term shareholder returns than any of the other Named Executive Officers, who are responsible for certain segments of the business, but not overall corporate performance. Mr. Chen also has responsibility for the strategic direction of Sybase, managing the performance and growth of the executive officers reporting to him, and ensuring Sybase’s performance achieves the expectations of the Board of Directors. The other executive officers report to Mr. Chen and have responsibility for functional or business segments of Sybase and executing the strategies and plans defined by Mr. Chen. The differences in the scope of the roles and responsibilities between Mr. Chen and the other officers are reflected in the differences in the compensation levels and amount of compensation that is based upon performance.

In addition to his total targeted direct compensation, Mr. Chen receives certain perquisites as outlined on page 28 under “Perquisites.”

Components of Executive Compensation

The Company’s executive compensation program has the following components:

(a)Base Salary. The executive compensation program is designed to provide executive salaries that are sufficiently competitive to attract and retain key executives. Base salary and annual increases are determined (i) through an analysis of each individual’s base salary and total target direct compensation relative to base salaries and total target direct compensation for similar positions within the Company and at companies within the Compensation Peer Group, and (ii) through a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Base salary is set annually and is generally approved by the Committee (and in the case of the CEO, ratified by the independent Directors) at or around the Committee’s first regularly scheduled meeting of the first calendar quarter, with the adjustment to base salary made retroactively effective to January 1. In 2007, the members of the senior management team, other than Mr. Ross and Mr. Jensen, who were promoted in 2007,received base salary increases ranging from 0% to 8%. Mr. Chen’s base salary was not increased in 2007. Other than the CEO, base salary comprised approximately 25% to 36% of the Named Executive Officers’ total target direct compensation in 2007. The CEO’s base salary comprised approximately 16% of his total target direct compensation in 2007. See the “Summary Compensation Table” on page 32 for the base salary paid to the CEO and other Named Executive Officers in 2007.

For Mr. Chen, the Board of Directors establishes Measures of Performance (MOPs) to evaluate the performance of Mr. Chen. The MOPs are not individually weighted, but performance of Mr. Chen relative to these goals is evaluated in aggregate and considered in the decision to determine compensation for the year. The goals for evaluation of his performance were related to key financial and non-financial elements of Sybase strategy. In addition, the CEO had goals that included revenue growth by product segment, business segment synergies, channel revenue growth, and customer and workplace leadership. As a component of his evaluation, the Board considered the Company’s strong performance in 2006.The Board recognized that expectations were exceeded for revenue and earnings, record cash flow from operations was achieved, Sybase successfully completed the acquisition of Mobile 365 (now known as Sybase 365), and new mobility products were developed and successfully released.

Notwithstanding this high level of performance, the Committee maintained Mr. Chen’s current level of base salary and targeted annual cash incentive and reduced the value of his 2007 long-term incentive grant by approximately 18% compared to his 2006 grant. The Committee generally maintained the emphasis on performance-based elements in Mr. Chen’s compensation program to reward Mr. Chen for increases in long-term shareholder value and to preserve the “at risk” nature of his compensation.

For Mr. Capelli, the primary goals and objectives that were used to assess his performance set his compensation included revenue growth across multiple segments (revenue from product sales, commercial consulting fees, license revenue, and maintenance revenue), operating margin and expense control, and goals relating to sales force and marketing development. The CEO evaluated actual performance relative to these goals and considered other factors to determine actual compensation increases. As a result of this evaluation, the CEO recommended Mr. Capelli’s base salary increase to $415,800.

For Mr. Beard, the primary goals and objectives that were used to assess his performance related to his promotion and leadership of the Sybase 365 business. The CEO evaluated actual performance relative to revenue and margin goals and considered the other non-financial factors to determine actual compensation increases. As a result of this evaluation, the CEO recommended Mr. Beard’s base salary increase to $363,140.

For Dr. Nathan, the primary goals and objectives that were used to assess his performance related to his leadership of the Marketing Group and included performance in the areas of license revenue growth, Sybase revenue growth and Sybase profit before tax, successful product launches, readiness of new products for deployment, customer satisfaction, integration of new products and technology, employee development, and operating margin. The CEO evaluated actual performance relative to these goals and considered the other non-financial factors to determine actual compensation increases. As a result of this evaluation, the CEO recommended Dr. Nathan’s base salary increase to $386,568.

For Mr. Van der Vorst, the primary goals and objectives that were used to assess his performance related to his leadership of the Finance and IT functions. In particular, the CEO evaluated his performance in the management and operation of the Treasury, Investor Relations, Information Technology, Accounting, Financial Planning, Internal Audit and Controls and Public Reporting functions. The CEO evaluated actual performance relative to these goals and considered other factors to determine actual compensation increases. As a result of this evaluation, the CEO recommended the base salary be increased to $378,206. In November 2007, Mr. Van der Vorst transitioned to become Senior Vice President and General Manager for the Company’s Europe, Middle East and Africa region, reporting to Mr. Capelli. At that time, Mr. Ross was promoted to Senior Vice President and Chief Financial Officer and the Committee approved the CEO’s recommendation to increase Mr. Ross’ annual salary to $325,000.

(b)Annual Cash Incentives. The executive annual cash incentive programs are designed to align a significant portion of the executives’ compensation with the Company’s annual performance to assure that the executives focus on critical annual performance objectives and share the financial benefits of meeting and exceeding those objectives. The 2007 annual cash incentive targets comprised approximately 13% to 26% of the Named Executive Officers’ targeted total direct compensation. The annual cash incentive target comprised 21% of the CEO’s targeted total direct compensation.

The terms of the calendar year annual cash incentive program are approved by the Committee (and in the case of the CEO, ratified by the independent Directors) at or around the Committee’s first regularly scheduled meeting of the first calendar quarter. A payout is made after the Company’s financial results for the last quarter of the calendar year are announced and the Committee certifies actual performance against the metrics. The Committee generally approves the payments at or about its first regularly scheduled meeting in the following calendar year. See the “Summary Compensation Table” on page 32 for the annual cash incentives paid to the CEO and other Named Executive Officers in 2007.

The senior management team participate either in (i) the ELTIP or (ii) an individual variable compensation plan pursuant to which they earn variable sales compensation based on meeting or exceeding pre-determined revenue, margin and booking objectives, based on their respective position.

In determining target performance metrics for the annual cash incentives, the Committee considers whether: (i) the performance measures are quantifiable and capable of being reliably tracked by the Company; (ii) the executives believe they can impact the measure; (iii) there is a connection between making the plan’s performance target and the achievement of a core element of the Company’s business strategy; and (iv) there are a manageable number of performance measures. The 2007 target performance metrics were seen as challenging since they represented a significant stretch beyond 2006 results, and therefore the 2007 goals were viewed by the Committee as attainable but difficult. For example, in two of the four years preceding 2007 under the ELTIP, the Company did not meet the threshold requirement for the revenue performance target (although it did meet the threshold requirement for the profit before taxes performance target). Therefore no incentive cash payment was made relative to the portion of the annual cash incentive plan measuring revenue performance in those years.

Recognizing that achievement of the objectives was challenging, the plans adopted by the Committee provided for a reduced bonus if the Company came close to its objectives but fell somewhat short so as to provide sufficient incentive to the executives, while at the same time believing that no bonus should be paid if the results were significantly below the objectives. The Committee also wanted to encourage overachievement of the objectives by providing a significant award for such overachievement, but at the same time established a cap, believing that the possibility of compensation in excess of the cap was not necessary to motivate the executives to overachieve.

Target annual cash incentive bonus amounts vary among the executives and reflect (i) annual cash incentive compensation levels for similar positions at peer companies and (ii) a subjective analysis of each individual’s scope of responsibilities, performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

As a result of the performance assessment described in the Base Salary section, the Committee set the ELTIP variable compensation targets for Mr. Chen, Mr. Van der Vorst and Mr. Ross. In February 2007, the Committee established a 2007 target annual cash incentive bonus amount (“Target Incentive Amount”) for each participant in the ELTIP. Mr. Chen’s Target Incentive Amount was 126% of base salary (which, like his base salary, was unchanged from 2006 for the reasons noted above under “Base Salary”), Mr. Van der Vorst’s was 73% of base salary. In November 2007, the CEO recommended to the Committee that the annual target incentive for Mr. Ross be adjusted to 66% of salary from 50% of salary to reflect his promotion, and the Committee made such an adjustment. Mr. Ross’ 2007 cash incentive payment was calculated based on 10 months of service as Corporate Controller with an incentive target of 50% of his salary as controller and for 2 months of service as CFO with an incentive target of 66% of his salary as CFO. The participants in individual variable compensation plans also received the targets the Committee set in February 2007. Mr. Beard’s variable compensation target was 67% of base salary, Dr. Nathan’s was 68% of base salary and Mr. Capelli’s was 81% of his base salary.

2007 Plan: John Chen, Pieter Van der Vorst and Jeff Ross

For Mr. Chen, Mr. Van der Vorst and Mr. Ross, 50% of the total Target Incentive Amount was tied to the achievement of a prescribed Company profit before taxes (PBT) objective expressed on a pro forma basis (which excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and restructuring costs) (“PBT Component”), and 50% of the total Target Incentive Amount was tied to achievement of a prescribed Company revenue objective (“Revenue Component”). For the following reasons, the Committee determined that these two metrics were the most suitable.

Metrics	Rationale
Revenue	• simple and objectively measured
• emphasizes top line revenue for entire business
• key driver for total shareholder return

PBT	• simple and objectively measured
• emphasizes controlling costs and increasing profits
• key driver for total shareholder return

The revenue and PBT objectives were established based on the Company’s 2007 financial plan as approved by the Board of Directors and did not reflect forecast revenues and profits.

The Board of Directors adopted a policy that it will generally not make any adjustments for acquisitions during the course of the performance period since such an adjustment would jeopardize the deductibility of such compensation under Section 162(m) of the Internal Revenue Code. (See “Tax Implications of Executive Compensation” on page 30). However, the Committee is able to exercise negative discretion under the ELTIP by reducing, but not increasing, the amount of cash bonuses from that which would otherwise be earned as a result of actual performance against the pre-established objectives. The Committee at the end of the year considers whether it is appropriate to use negative discretion. The Committee did not exercise negative discretion in 2007.

For 2007, the Company achieved 114.6% of its PBT objective and 100.2% of its revenue objective resulting in an aggregate average adjusted achievement rate of 122.2%. Accordingly, Mr. Chen, Mr. Van der Vorst and Mr. Ross each received a cash bonus amount for the year equal to 122.2% of his Target Incentive Amount with the components of the payout summarized in the following table:

Component	Weight	Actual Achievement	Adjusted Achievement	Payment
Revenue	50%	100.2%	100.6%	50.3%
PBT	50%	114.6%	143.8%	71.9%

2007 Plan: Dr. Raj Nathan

Dr. Nathan does not participate in the ELTIP. To reflect Dr. Nathan’s leadership responsibilities as Chief Marketing Officer, his annual cash incentive plan was designed to align his incentive pay with the results of Sybase Revenue, PBT and License Revenue Growth. As was applicable to Mr. Chen, Mr. Van der Vorst and Mr. Ross, a portion (20%) of Dr. Nathan’s total Target Incentive Amount was tied to the achievement of the PBT Component, as described above, and a portion (20%) of his total Target Incentive Amount was tied to achievement of the Revenue Component, as described above. However, 60% of Dr. Nathan’s total Target Incentive Amount was tied to achievement of license revenues with respect to certain products (“License Revenue”). Achievement of the License Revenue component of Dr. Nathan’s plan was below the threshold amount, therefore none of this component was paid to Dr. Nathan in 2007. Under Dr. Nathan’s plan, negative discretion may be exercised to reduce, but not increase, the amount of Dr. Nathan’s cash bonus from that which would otherwise be earned as a result of actual performance against the pre-established objectives. Negative discretion was not exercised in 2007. Dr. Nathan received a cash bonus amount for the year equal to 48.88% of his total Target Incentive Amount which was based on the two component targets with achievement that exceeded the applicable thresholds as summarized in the following table:

Component	Weight	Actual Achievement	Adjusted Achievement	Payment
Revenue	20%	100.2%	100.6%	20.12%
PBT	20%	114.6%	143.8%	28.76%

2007 Plan: Steve Capelli

Mr. Capelli does not participate in the ELTIP but has a variable compensation plan targeted to revenue and margin performance within his areas of responsibility as President of the Worldwide Field Operations and his compensation was based on worldwide results. Under Mr. Capelli’s plan, targets can be changed during the course of the year to reflect changes in the business such as the impact of an acquisition, but there is no provision for the Company at the end of the year to exercise negative discretion to reduce payments earned against targets within the plan. Mr. Capelli earned cash variable compensation for the year equal to 83.6% of his total target variable compensation which was based on achievement of component targets as summarized in the following table:

			Adjusted
Component	Weight	Achievement	Achievement	Payment
Product Revenue	30%	93%	76%	22.8%
Professional Services Revenue	15%	99%	96%	14.4%
Margin	25%	101%	104%	26.0%
Specified License Revenue	10%	101%	104%	10.4%
Revenue Bookings Timeliness	20%	27%	50%	10.0%

2007 Plan: Marty Beard

Mr. Beard does not participate in the ELTIP but has a variable compensation plan targeted to worldwide revenue and margin performance within his areas of responsibility as President of Sybase 365. Under Mr. Beard’s plan, targets can be changed during the course of the year to reflect changes in the business such as the impact of an acquisition, but there is no provision for the Company at the end of the year to exercise negative discretion to reduce payments earned against targets within the plan. Mr. Beard earned cash variable compensation for the year equal to 90.4% of his total target variable compensation which was based on achievement of component targets as summarized in the following table:

			Adjusted
Component	Weight	Achievement	Achievement	Payment
Total Sybase 365 Revenue	60%	102%	108%	64.8%
Total Sybase 365 Margin	40%	87%	64%	25.6%

Discretionary Cash Bonuses

In addition to the foregoing, the Committee has the right to approve discretionary cash bonus awards proposed by the CEO or a member of the Committee based on a subjective evaluation of an executive’s individual contributions to the Company’s success. These bonuses are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 2007 received a discretionary bonus for 2007.

(c)Long-Term Incentives. The primary purposes of the 2007 long-term incentives are (i) to help drive maximum total shareholder return by directly aligning the interests of the executives and stockholders, (ii) motivating key executives to remain with the Company and (iii) in the case of performance based restricted stock, motivating the executives to meet or exceed specified one-year financial objectives that support enhancement of shareholder value. Equity grant types for the executives are determined by the Committee annually and are based on grants at companies in the peer groups, market data, emerging trends, and the impact on stockholder dilution. In 2007, long-term incentives generally comprised 39% to 62% of the targeted total direct compensation of the Named Executive Officers other than the CEO. Long-term incentives comprised 63% of the CEO’s targeted total direct compensation. See the “Grants of Plan-Based Awards in 2007” on page 34 for the awards made to the CEO and other Named Executive Officers in 2007.

Executive equity awards are approved and granted by the Committee annually at or around the first regularly scheduled Committee meeting of each calendar year. The independent Directors ratify the award for the CEO. Special additional equity awards may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors. In 2007, the CEO recommended to the Committee that Mr. Ross receive an additional equity incentive grant in accordance with his promotion. The award was granted upon approval by the Committee.

For a number of years, the Company has been using service-based restricted stock with cliff vesting to provide a significant long-term retention incentive. In 2005, the Committee began also including performance-based restricted stock to strengthen the relationship between executive pay and Company performance. Restricted stock grants are shares of the Company’s common stock that are granted to the executive with a restriction that the shares will be forfeited if the executive does not remain with the Company through the date of vesting. Performance-based restricted stock has the additional requirement that the shares will also be forfeited if certain financial objectives are not realized. The Committee currently expects to make performance-based equity grants annually with vesting and performance targets determined by the Committee at the time of grant.

In 2007, the Committee determined to award a portfolio of service-based restricted stock, stock options and performance-based restricted stock within the executive long term incentive program. The Committee considered: (i) a focus on retention, balanced with share performance and financial performance; (ii) efficient use of equity to provide lower long-term dilution through the use of restricted stock; and (iii) lower FAS 123R expense with the use of restricted stock. The Committee determined that the greatest emphasis should be placed on performance-based restricted stock to focus senior executives on meeting the prescribed goals. The CEO’s long-term incentive award was composed of performance-based restricted stock (60%) and service-based restricted stock (40%). The selection of these awards and mix reflected the Committee’s intention to align the CEO’s long-term incentive compensation with financial performance measures that support improvement in shareholder value and utilize shares efficiently through the use of full-value shares rather than stock options.

The Named Executive Officers’ (other than the CEO) long-term incentives established for 2007 consisted of a portfolio of (i) service-based restricted stock (approximately 30% weight), (ii) service-based stock options (approximately 20% weight) and (iii) performance-based restricted stock (50%). After Mr. Ross’ promotion, his portfolio was approximately 40% service-based stock options, 46% performance-based restricted stock and 14% service-based restricted stock.

In determining the amount of equity awards granted to an individual executive, the Committee considers such factors as (i) award levels for similar positions as determined by the Committee’s review of the Compensation and Peer Group, and (ii) an individual’s prior and outstanding awards, the vesting of such awards, and (iii) executive performance as explained in the Base Salary section, including subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive. As a result, the Committee awarded the following Long-Term Incentive grants in 2007:

		Performance-Based	Service-Vested
Executive	Stock Options	Restricted Stock	Restricted Stock
Mr. Chen	0	87,600	58,500
Mr Van der Vorst	10,500	8,600	4,700
Mr. Beard	10,500	8,600	4,700
Mr. Ross	32,400	11,100	3,300
Mr. Capelli	18,500	15,300	8,200
Dr. Nathan	10,500	8,600	4,700

As with the annual cash incentive program, in determining long-term equity performance metrics, the Committee considers whether: (i) the performance measures are quantifiable and capable of being reliably tracked by the Company; (ii) the executives believe they can impact the measure; (iii) there is a connection between hitting the plan’s performance targets and the achievement of a core element of the Company’s business strategy; and (iv) there is a concise number of performance measures.

The Committee considered a variety of performance metrics for the 2007 performance-based awards and determined the most suitable measures were:

Metrics	Rationale
Revenue	•	simple and objectively measured
	•	emphasizes top line growth for entire business
	•	key driver for total shareholder return

Return on Invested Capital	•	measures both profitability and invested capital base (includes impact of cash and equity acquisitions)
	•	encourages effective management of total earnings (excluding interest and taxes) as it relates to invested capital
	•	key driver for total shareholder return

Cash Flow from Operations Growth	•	measures cash generated from running the business
	•	driven by cash from sales and general working capital requirements
	•	key driver for total shareholder return

The metrics in the 2007 performance-based stock grants were seen as challenging since they represented one year goals that the Committee believed were attainable but difficult. The 2007 performance-based stock grants included the following performance metrics:

Component	Weight
Revenue	60%
Return on Invested Capital	20%
Cash Flow from Operations	20%

A smaller number of shares than the number granted can vest if 2007 performance was below the target, but no shares can vest unless a minimum threshold level of performance was met. The 2007 performance-based restricted stock incorporated a maximum cap of 125% of target to provide upside leverage to reward performance above target and encourage above target performance. The goals were set based on the Company’s confidential financial plan. The thresholds were set based on macroeconomic indicators and historical and forecasted performance of the Company and its peers.

In the first quarter of 2008, the Committee reviewed the 2007 achievement against the metrics and determined the number of performance-based restricted shares that were earned and therefore will vest in 2010 for executives who are employed by the Company on the date of vesting. The 2007 performance-based restricted stock grants do not provide for discretion on the part of the Committee to award a different number of shares than those earned pursuant to actual achievement against the performance metrics. At the end of 2007, the Company determined based on 2007 performance that 106% of the performance based restricted stock will vest in 2010, so long as the grantees are still employed by the Company at that time.

The service-based restricted stock will vest if the recipient remains employed through the third anniversary of the grant date of the stock. The stock options vest incrementally over a four year period with the initial vesting occurring six months after grant and monthly vesting thereafter.

Further information on the equity awards may be found in the “Summary Compensation Table” on page 32 and the “Grants of Plan-Based Awards in 2007” on page 34.

(d)Perquisites. For executive officers other than Mr. Chen, the Company provides executives a one-time allowance that may be used for financial counseling and/or legal fees personally incurred in connection with Company-related litigation up to a maximum of $10,000 (which is grossed up for tax purposes), plus a continuing annual allowance for tax advisory services and/or legal fees personally incurred in connection with Company-related litigation of up to $10,000 (which is not grossed up for tax purposes). Under Mr. Chen’s employment agreement he is reimbursed for up to $20,000 annually (grossed up for taxes) for medical, financial planning, legal and estate planning and tax planning and preparation services. These benefits are based on the actual charges for the services. With the exception of the CEO, there are no other executive perquisites provided to executive officers. The executive officers also participate in a number of benefits programs that are generally available to all full-time employees.

When Mr. Chen joined the Company in 1997, the Company entered into an Employment Agreement with Mr. Chen by which it agreed to provide Mr. Chen with certain benefits comparable to the benefits he received from his prior employer. At that time the Committee and the Board determined that it was necessary to offer such benefits in order to recruit Mr. Chen, who the Board had determined had the background and skills which the Company required. In 2002, as a further long-term retention benefit, the Committee decided to increase the amount of life insurance purchased by the Company for Mr. Chen’s benefit and increase the amount of financial planning services for which the Company would reimburse Mr. Chen. In 2003, the Committee felt that it was important for the long term retention of Mr. Chen that it also agree to provide, subject to certain conditions, for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. In 2007, Mr. Chen received perquisites as shown in footnote 5 of the “Summary Compensation Table” appearing on page 32 and in the “Pension Benefits for 2007” appearing on page 40.

(e)Non-Qualified Deferred Compensation. The Company maintains an unsecured non-qualified deferred compensation plan for a select group of management and highly-compensated employees. The accounts are subject to the claims of the Company’s general creditors. The performance of individual account balances are measured by investments chosen by each participant from the mutual fund investment choices in the Company’s 401(k) plan. There is no guaranteed minimum rate of return and the Company has not previously, and does not intend to, contribute to the non-qualified deferred compensation plan accounts above and beyond the compensation amounts deferred by participants.

(f)Broad-Based Employee Benefits. Executives are able to participate in broad-based employee benefit plans which are available to employees generally in the country where the executive resides. In the United States, where all of the Named Executive Officers reside, an employee receives a credit which is sufficient to provide for all employees medical, dental, vision and long term disability coverage (to replace up to 2/3rd of base salary, limited to $23,000 monthly for the Company’s executive officers and $10,000 for all other employees) and to provide life and accidental death & dismemberment insurance with coverage at 1.5 times the employee’s base salary. These credits can be applied towards the Company’s healthcare plans, life insurance, accidental death & dismemberment insurance, and disability plans. The employee can choose to fund additional coverage in such plans by designating a portion of his base salary for such purpose.

Adjustment of Targets; Recoupment of Annual Cash Incentive Compensation / Long-Term Incentive Compensation

In February 2008 the Company’s Board of Directors adopted a policy specifying actions to take if a significant restatement of the Company’s financial statements occurs in the future due to misconduct by one or more of the Company’s employees (as determined by the Board). If such a restatement occurs, the Board will review any cash incentive compensation that was paid to such employees under incentive plans adopted after the date of this policy and calculated on the basis of having met or exceeded specific performance targets for performance periods which occurred during the restatement period. If the Board determines that the incentive compensation would have been lower had it been calculated based on such restated results, to the extent permitted by governing law and employment contracts entered into before the adoption of this policy, then with respect to the employees whose misconduct contributed to the restatement, the Board will seek to (i) recover the difference between the cash compensation paid and the cash compensation that would have been paid had the compensation been calculated based on the restated financials, (ii) cancel all outstanding vested and unvested equity grants made after the adoption of this policy, and (iii) recover proceeds from the sale of shares obtained pursuant to an equity grant made after the date of this policy if the sale occurred during the 12 month period following the issuance of financial statements that are later restated.

All employment contracts, incentive plans and equity grants entered into or created after adoption of this policy will comply with this policy. Employment contracts, incentive plans and equity grants in place before the adoption of this policy will not be amended.

Stock Ownership Guidelines

In 2003, the Company initiated stock ownership guidelines that require all senior executives to hold a minimum number of common shares. In 2006, the Committee amended the guidelines to require: (i) the CEO to accumulate a minimum investment position in the Company equal to at least three times his annual base salary; and (ii) Section 16 officers, other than the CEO, to accumulate a minimum investment position in the Company equal to at least one times the executive’s annual base salary. The stock ownership guidelines are posted on the Company’s website under Corporate Governance at http://www.sybase.com/ about_sybase/investorrelations.

Stock-Based Compensation Grant Procedures

The Compensation Committee approves all stock grants to the executives, and the independent members of the Board of Directors ratify such grants to the CEO. The Board of Directors has appointed Board member John Chen, who also serves as the CEO, to serve as the Stock Committee of the Board of Directors. In such capacity, he has been granted authority to approve stock grants to employees other than the executives, not to exceed for any individual 100,000 option or SAR shares or 25,000 restricted stock shares (or a combination of option, SAR and restricted stock shares having the same value as 100,000 option or SAR shares, given a ratio of four option or SAR shares to one restricted stock share). Any grants in excess of such authority require the approval of the Compensation Committee.

The Company’s policy is that the exercise price for stock options and SARs when issued shall be no lower than the closing price of Sybase common stock on the date that the grant has been approved, or if the approval falls on a date when the New York Stock Exchange is not open, then on the next day that the New York Stock Exchange is open. It is the intention of the Company that annual grants to all executives other than the CEO be awarded at the year’s first regularly scheduled Compensation Committee meeting (and for the CEO, at the year’s first regularly scheduled Board meeting since his grant needs to be ratified by the independent members of the Board of Directors). Such meetings are held after the public release of earnings information for the preceding calendar quarter and full year. This allows the Compensation Committee to take into account financial performance in the preceding calendar year when setting the executives’ compensation for the new year. However, there could be occasions where the Compensation Committee asks that further work be undertaken after such regularly scheduled meeting before the grants are approved, in which case the grants are made by the Compensation Committee as soon thereafter as the requested work has been completed. The date of the grants is the date that the Compensation Committee grants its approval, except for grants to the CEO where the grant date is the date that the independent directors ratify the Committee’ recommendation. During the course of the year, grants may be approved by the Compensation Committee for newly hired executives and for existing executives who have either been promoted or are deemed deserving by the Compensation Committee of a special grant for retention purposes or otherwise.

Commencing in 2008, stock grants to existing employees other than the executive officers are scheduled for the first trading day in March for Vice President and Director level employees and on the first trading day in August for all other employees receiving grants. In 2007 stock grants to existing employees other than the executive officers were made on the first trading day in August. These grants are approved by the Stock Committee. During the course of the year grants may be approved by the Stock Committee for issuance on the second Friday of each calendar month to newly hired employees or for existing employees who have been promoted or for other special reasons which the Stock Committee determines are appropriate.

The Company does not time or plan, nor has it timed or planned, the release of material information for the purpose of affecting the value of the stock grants awarded to the executives or its employees. The Company does not time or plan, nor has it timed or planned, the issuance of stock grants to its executives or employees in coordination with the release of material information.

Tax Implications of Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Executive Leadership Team Incentive Plan was approved by stockholders at the 2005 Annual Meeting for the purpose of qualifying such plan under Section 162(m) for performance-based cash bonuses.

The Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with the Company’s overall compensation goals. However, the Committee may make payments that are not fully deductible if it believes that such payments promote the best interests of the Company and its stockholders. In 2007 the Company was precluded from deducting an aggregate of $12.8 million relating to the vesting of service-based restricted stock awards granted to Mr. Chen in 2003 and 2004 which vested in 2007 and an aggregate of $116,000 of cash payments to Mr. Chen.

Compensation Committee Interlocks

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement. None of the Company’s executive officers serves, or has, in the past fiscal year, served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s board of directors.

Summary

The Company believes that the mix of compensation afforded its executives provides (a) retention incentives to executives who are performing well, (b) a compensation package which is competitive when compared to peer companies and (c) appropriate rewards to executives to the extent they improve the Company’s overall performance and increase shareholder value.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2007. Based on the review and discussions, the Compensation Committee recommended to the Board, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders.

The report is submitted by the Compensation Committee.

Richard C. Alberding (Chair)
Cecilia Claudio
Michael A. Daniels
L. William Krause
Alan B. Salisbury

Summary Compensation Table

This table shows summary compensation information for the last fiscal year for the Chief Executive Officer, the current and former Chief Financial Officer and the three most highly compensated executive officers during 2007 (other than the CEO and CFO). These individuals are referred to as “Named Executive Officers.”

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
						Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Stock Awards		Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)(1)	($)	($)(2)		($)(2)	($)(1)	($)	($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)
John Chen,
Chairman of the Board,	2007	990,000	0	5,240,715	(3)	604,854	1,527,500	34,974 (4)	128,077	(5)	8,526,120
CEO and President	2006	990,000	0	5,830,803	(3)	1,042,009	1,279,500	(45,533) (4)	114,558	(5)	9,211,337

Jeff Ross,
Senior Vice President and
Chief Financial Officer (6)	2007	248,814	0	237,556	(7)	51,648	162,718	0	2,000	(8)	702,736

Marty Beard,	2007	363,140	0	491,320	(9)	205,756	219,947	0	2,000	(8)	1,282,163
President Sybase 365	2006	342,585	0	394,489	(9)	210,425	217,416	0	2,000	(8)	1,166,915

Steve Capelli,
President, Worldwide	2007	415,800	0	596,078	(10)	285,888	281,563	0	2,000	(8)	1,581,329
Field Operations	2006	357,424	0	390,704	(10)	236,515	159,250	0	2,000	(8)	1,145,893

Raj Nathan,	2007	386,568	0	472,668	(11)	213,866	128,490	0	2,000	(12)	1,203,592
Chief Marketing Officer	2006	368,160	0	368,510	(11)	214,094	236,630	0	9,076	(12)	1,196,470

Pieter Van der Vorst,
Senior Vice President
and Former Chief Financial	2007	378,206	0	520,836	(13)	189,881	337,382	0	4,182	(14)	1,430,487
Officer (6)	2006	363,660	0	429,420	(13)	195,114	271,737	0	2,000	(14)	1,261,931
____________________

1.	Salary and Non-Equity Incentive Plan Compensation amounts includes amounts earned for the year indicated (including any variable sales compensation) and contributed to the Company’s 401(k) plan by the officers, or deferred pursuant to the Company’s Executive Deferred Compensation Plan. Non-Equity Incentive Plan Compensation was paid out under the Executive Leadership Team Incentive Plan or under a variable sales compensation plan.

2.	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 and December 31, 2007, as applicable, in accordance with FAS 123R, of awards pursuant to the Sybase, Inc. 2003 Stock Plan and predecessor stock plans no longer in effect and includes amounts from awards granted both in and prior to the indicated year. Assumptions used in the calculation of these amounts are included in Note 7, “Stockholders’ Equity” to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. During 2006 the Company recognized the following compensation expense under FAS 123R for options to purchase common stock in FFI, a wholly-owned subsidiary, $29,962 for Mr. Chen, $2,996 for Mr. Van der Vorst, $999 for Mr. Beard, $999 for Mr. Capelli and $999 for Dr. Nathan. Each of the Named Executive Officers forfeited their FFI options in December 2006.

3.	Amount for 2007 includes $4,157,827 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005, 2006 and 2007. Amount for 2006 includes $2,966,202 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

4.	Amounts represent the accrued compensation expense during the applicable year for Mr. Chen’s post-retirement health care benefit. The negative compensation expense amount for 2006 resulted from a change in the assumed duration of the tax gross up for this benefit. The post-retirement health care benefit will not vest if Mr. Chen is terminated for cause or voluntarily resigns before he reaches age 55. See “Pension Benefits for 2007” on page 40 for additional information regarding this benefit and the assumptions used to value the benefit.

5.	Includes the following amounts paid to Mr. Chen pursuant to his employment agreement with the Company which amounts were designed to provide Mr. Chen with benefits comparable to those provided by his prior employer: (a) $18,000 car allowance in each of 2006 and 2007, (b) $2,000 401(k) matching payment in each of 2006 and 2007, (c) $5,323 in 2006 and $4,003 in 2007 for reimbursement of medical and dental expenses, (d) $17,880 in 2006 and $32,719 in 2007 for reimbursement of financial and tax advisory services, (e) $63,982 in 2006 and 2007 for supplemental life and long term disability insurance premiums, and (f) $7,373 equalization payment for 401(k) match differential from prior employer in each of 2006 and 2007. See “Employment and Change of Control Agreements” on page 42 for additional information. Except for the $2,000 401(k) match and automobile allowance, all amounts include amounts paid to cover applicable income taxes.

6.	Mr. Van der Vorst served as our Senior Vice President and Chief Financial Officer until November 9, 2007 at which time he became the Company’s Senior Vice President and General Manager for the EMEA region. Mr. Ross became the Company’s Senior Vice President and Chief Financial Officer on November 9, 2007. Previously Mr. Ross served as the Company’s Vice President and Corporate Controller.

7.	Includes $168,338 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005, 2006 and 2007.

8.	Represents 401(k) matching contribution received by all eligible Company employees.

9.	Amount for 2007 includes $370,469 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005, 2006 and 2007. Amount for 2006 includes $253,826 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

10.	Amount for 2007 includes $456,450 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005, 2006 and 2007. Amount for 2006 includes $264,842 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

11.	Amount for 2007 includes $351,465 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005, 2006 and 2007. Amount for 2006 includes $232,402 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

12.	Amount for 2007 represents $2,000 401(k) matching contribution. Amount for 2006 includes $2,000 401(k) matching contribution and $7,076 for reimbursement of financial and tax advisory services, including amounts paid to cover applicable income taxes.

13.	Amount for 2007 includes $391,663 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005, 2006 and 2007. Amount for 2006 includes $268,956 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

14.	Amount for 2007 includes $2,000 401(k) matching contribution and $2,182 for payment of accrued vacation. Amount for 2006 represents $2,000 401(k) matching contribution

Grants of Plan-Based Awards in 2007

								All Other	All Other
		Estimated Future						Stock	Option	Exercise	Grant Date
		Payouts Under			Estimated Future Payments			Awards:	Awards:	or Base	Fair Value
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Number of	Price of	of Stock
		Awards (1)			Awards (2)			Shares of	Securities	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh) (3)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Chen	2/23/07				65,700	87,600	109,500				2,260,080
	2/23/07							58,500			1,509,300
	2/23/07	937,500	1,250,000	3,125,000

Jeff Ross	2/26/07				4,575	6,100	6,100				157,441
	11/9/07				3,750	5,000	6,250				129,700
	2/26/07							3,300			85,173
	2/26/07								7,400	25.81	57,528
	11/9/07								25,000	25.94	208,005
	2/26/07	99,868	133,157	332,893
	11/9/07	161,250	215,000	537,500

Marty Beard	2/26/07				6,450	8,600	10,750				221,966
	2/26/07							4,700			121,307
	2/26/07								10,500	25.81	81,628
	2/26/07	194,643	243,304	973,216

Steve Capelli	2/26/07				11,475	15,300	19,125				394,893
	2/26/07							8,200			211,642
	2/26/07								18,500	25.81	143,820
	2/26/07	269,438	336,798	1,347,192

Raj Nathan	2/26/07				6,450	8,600	10,750				221,966
	2/26/07							4,700			121,307
	2/26/07								10,500	25.81	81,628
	2/26/07	144,576	262,866	657,165

Pieter Van
der Vorst	2/26/07				6,450	8,600	10,750				221,966
	2/26/07							4,700			121,307
	2/26/07								10,500	25.81	81,628
	2/26/07	207,068	276,090	690,225

____________________

(1)	The non-equity incentive plan awards for 2007 were granted on February 23, 2007 to Mr. Chen and on February 26, 2007 to each of the other Named Executive Officers. Mr. Ross’ award was increased on November 9, 2007 in connection with his promotion to Senior Vice President and Chief Financial Officer. For the first 10 months of 2007, Mr. Ross’ earned a pro-rated portion of the non-equity incentive award issued on February 26, 2007 and for the last 2 months of 2007, Mr. Ross earned a pro-rated portion of the non-equity incentive award issued on November 11, 2007. The Named Executive Officers other than Mr. Capelli participate in the Company’s Executive Leadership Team Incentive Plan. Mr. Capelli participates in a separate variable compensation plan. See “Compensation Discussion and Analysis -- Components of Executive Compensation -- (b) Annual Cash Incentive” on page 22 for a discussion of the components of, and payouts under, the non-equity incentive plans for the Named Executive Officers. The threshold, target and maximum amounts disclosed above represent the estimated payment amounts determined at the time the awards were granted. Amounts reflected in column (g) of the Summary Compensation Table above reflect actual payment in early 2008 of these awards.

(2)	Target amounts in column (g) reflect the amount of performance-based restricted stock granted to the Named Executive Officers in 2007. Performance-based restricted stock granted in 2007 cliff vests three years from the date of grant. Vesting is based on the Company’s achievement in 2007 of three performance components, (i) total revenue, (ii) return on invested capital and (iii) cash flow from operations. The revenue target has a 60% weighting, the return on invested capital has a 20% weighting and the cash flow target has a 20% weighting. Vesting is linear upon achievement of thresholds, which vary for each performance component, but in no case will more than 125% of the granted amount of performance-based restricted stock be earned and issued. The maximum amounts in column (h) represent the 125% maximum of the target. At December 31, 2007, based on information available at that time, the Company estimated that approximately 107% of the performance-based restricted stock grants made in 2007 would vest at the completion of the three-year vesting period in 2010.

(3)	All equity grants made in 2007 were made under the Company’s Amended and Restated 2003 Stock Plan. Exercise prices for awards in column (k) reflect the closing price of the Company’s stock on the NYSE on the date of grant. All grants are made on the date such grants were approved. See “Compensation Discussion and Analysis – Stock-Based Compensation Grant Procedures” on page 29 for a discussion of grant approval practices.

(4)	The grant date fair value of awards in this column reflect the fair value of such awards determined pursuant to FAS 123R. Regardless of the value placed on awards at the grant date, the actual value realized by the optionee will depend on the price of Sybase common stock at the date in the future when awards are exercised or vest.

Outstanding Equity Awards at December 31, 2007

	Option Awards							Stock Awards
														Equity
												Equity		Incentive
					Equity							Incentive		Plan Awards:
					Incentive							Plan Awards:		Market or
	Number				Plan Awards:							Number of		Payout Value
	of		Number of		Number of			Number				Unearned		of Unearned
	Securities		Securities		Securities			of Shares		Market Value		Shares,		Shares, Units
	Underlying		Underlying		Underlying			or Units of		of Shares or		Units or		or Other
	Unexercised		Unexercised		Unexercised	Option		Stock That		Units of Stock		Other Rights		Rights That
	Options		Options		Unearned	Exercise	Option	Have Not		That Have		That Have		Have Not
	(#)		(#)		Options	Price	Expiration	Vested		Not Vested		Not Vested		Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)		(#)		($)(1)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)		(i)		(j)
John Chen	109,729	(2)	119,271	(2)		21.59	1/31/2013	99,500	(3)	2,595,955	(3)	87,600	(4)	2,285,484	(4)
	95,833	(5)	4,167	(5)		20.72	2/4/2014					103,000	(6)	2,687,270	(6)
	700,000	(7)				14.10	2/14/2013					375,000	(8)	9,783,750	(8)
	340,870	(9)				9.93	7/1/2012
	500,000	(10)				25.0625	2/1/2011
	400,000	(11)				23.9375	2/3/2010

Jeff Ross	0	(12)	25,000	(12)		25.94	11/9/2014	12,359	(13)	322,446	(13)	6,100	(14)	159,149	(14)
	1,541	(15)	5,859	(15)		25.81	2/26/2014					5,146	(6)	134,259	(6)
	5,000	(26)	417	(26)		18.85	4/2/2014					10,000	(8)	260,900	(8)
	5,482	(2)	5,959	(2)		21.59	1/31/2013
	250	(16)				15.18	8/11/2013
	10,000	(17)				26.625	8/11/2010
	3,500	(18)				22.562	7/6/2010

Marty Beard	2,187	(15)	8,313	(15)		25.81	2/26/2014	16,732	(19)	436,537	(19)	8,600	(14)	224,374	(14)
	13,400	(2)	14,566	(2)		21.59	1/31/2013					12,580	(6)	328,212	(6)
	57,500	(5)	2,500	(5)		20.72	2/4/2014					28,000	(8)	730,520	(8)
	33,334	(10)				25.0625	2/1/2011
	100,000	(17)				26.6250	8/11/2010

Steve Capelli	3,854	(15)	14,646	(15)		25.81	2/26/2014	19,317	(20)	503,980	(20)	15,300	(14)	399,177	(14)
	13,333	(21)	26,667	(21)		20.92	8/7/2013					5,000	(22)	130,450	(22)
	10,964	(2)	11,917	(2)		21.59	1/31/2013					10,293	(6)	268,544	(6)
	23,750	(5)	2,500	(5)		20.72	2/4/2014					30,000	(8)	782,700	(8)
	3,125	(16)				15.18	8/11/2013
	834	(9)				9.93	7/1/2012
	30,000	(10)				25.0625	2/1/2011
	40,000	(23)				17.3125	1/2/2011

Raj Nathan	2,187	(15)	8,313	(15)		25.81	2/26/2014	16,647	(24)	434,320	(24)	8,600	(14)	224,374	(14)
	15,837	(2)	17,214	(2)		21.59	1/31/2013					14,867	(6)	387,880	(6)
	13,750	(5)	2,500	(5)		20.72	2/4/2014					22,000	(8)	573,980	(8)
	46,667	(10)				25.0625	2/1/2011
	32,000	(11)				23.9375	2/3/2010

Pieter Van der
Vorst	2,187	(15)	8,313	(15)		25.81	2/26/2014	17,647	(25)	460,410	(25)	8,600	(14)	224,374	(14)
	8,263	(2)	17,214	(2)		21.59	1/31/2013					14,867	(6)	387,880	(6)
	6,250	(5)	2,084	(5)		20.72	2/4/2014					28,000	(8)	730,520	(8)
	40,000	(10)				25.0625	2/1/2011
____________________

1.	Amounts in columns (h) and (j) are calculated using the $26.09 per share closing price of our common stock on December 31, 2007.

2.	Represents stock option appreciation rights granted on January 31, 2006. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

3.	Represents service-based restricted stock. Includes 41,000 shares granted on January 31, 2006 which vest three years from the date of grant and 58,500 shares granted on February 23, 2007 which vest three years from the date of grant.

4.	Represents performance-based restricted stock granted on February 23, 2007. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. See footnote (2) to Grants of Plan-Based Awards table above. Amount reflected in column (j) for this award reflects achievement of target level vesting.

5.	Represents stock options granted on February 4, 2004. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

6.	Represents performance-based restricted stock granted on January 31, 2006. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.

7.	Represents stock options granted on February 14, 2003. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vest monthly thereafter until fully vested 3 years after date of grant.

8.	Represents performance-based restricted stock granted on February 22, 2005. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.

9.	Represents stock options granted on July 1, 2002. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vest monthly thereafter until fully vested 3 years after date of grant.

10.	Represents stock options granted on February 1, 2001. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

11.	Represents stock options granted on February 3, 2000. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

12.	Represents stock options granted on November 9, 2007. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

13.	Represents service-based restricted stock. Includes 2,000 shares granted on February 22, 2005, which vest three years from the date of grant, 2,059 shares granted on January 31, 2006, which vest three years from the date of grant, 3,300 shares granted on February 26, 2007, which vest three years from the date of grant, and 5,000 shares granted on November 9, 2007 which vest three years from the date of grant.

14.	Represents performance-based restricted stock granted on February 26, 2007. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three one year performance components. See footnote (2) to Grants of Plan-Based Awards table above. Amount reflected in column (j) for this award reflects achievement of target level vesting.

15.	Represents stock options granted on February 26, 2007. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

16.	Represents stock options granted on August 11, 2003. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

17.	Represents stock options granted on August 11, 2000. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

18.	Represents stock options granted on July 6, 2000. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

19.	Represents service-based restricted stock. Includes 7,000 shares granted on February 22, 2005 which vest three years from the date of grant, 5,032 shares granted on January 31, 2006 which vest three years from the date of grant, and 4,700 shares granted on February 26, 2007 which vest three years from the date of grant,

20.	Represents service-based restricted stock. Includes 7,000 shares granted on February 22, 2005 which vest three years from the date of grant, 4,117 shares granted on January 31, 2006 which vest three years from the date of grant, and 8,200 shares granted on February 26, 2007 which vest three years from the date of grant.

21.	Represents stock option appreciation rights granted on August 7, 2006. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

22.	Represents performance-based restricted stock granted on August 7, 2006. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.

23.	Represents stock options granted on January 2, 2001. Cliff vest on the date that is 2 years after date of grant.

24.	Represents service-based restricted stock. Includes 6,000 shares granted on February 22, 2005 which vest three years from the date of grant, 5,947 shares granted on January 31, 2006 which vest three years from the date of grant, and 4,700 shares granted on February 26, 2007 which vest three years from the date of grant.

25.	Represents service-based restricted stock. Includes 7,000 shares granted on February 22, 2005 which vest three years from the date of grant, 5,947 shares granted on January 31, 2006 which vest three years from the date of grant, and 4,700 shares granted on February 26, 2007 which vest three years from the date of grant.

26.	Represents stock options granted on April 2, 2004. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vest monthly thereafter until fully vested 4 years after date of grant.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired	Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)	($)(3)
John Chen	287,000	4,495,268	500,000	12,847,500
Jeff Ross	6,324	31,184	5,000	110,350
Marty Beard	81,000	936,407	8,000	205,120
Steve Capelli	0	0	8,000	205,120
Raj Nathan	5,835	37,922	8,000	205,120
Pieter Van der Vorst	104,240	294,537	10,000	256,400
____________________

(1)	For stock option appreciation rights, the number of shares acquired on exercise equals the number of the stock option appreciation rights exercised.

(2)	For stock options the value realized equals the difference between the option exercise price and the fair market value of Sybase common stock on the date of exercise, multiplied by the number of shares for which the option was exercised. For stock option appreciation rights, the value realized equals the difference between the stock option appreciation right exercise price and the fair market value of Sybase common stock on the date of exercise, multiplied by the number of stock option appreciation rights which were exercised.

(3)	The value realized equals the market value of Sybase common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits for 2007

In August 2002, the Company and Mr. Chen amended Mr. Chen’s employment agreement, effective January 1, 2003, to provide for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. This program allows eligible domestic Company employees to purchase health insurance upon retirement at their own expense. The benefits under this amendment will not be paid if Mr. Chen is terminated by the Company for cause or voluntarily terminates before he reaches age 55. The Company does not have agreements with any of the other Named Executive Officers for compensatory post-retirement benefits.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)	($)
John Chen	Retiree Medical Plan	5	$ 513,046	none
__________________

(1)

The post-retirement healthcare benefit was implemented on January 1, 2003 and the Company has accrued for the benefit in each year since the benefit was adopted. Mr. Chen has been employed with the Company since 1997.

The Company has engaged an employee benefits consulting firm to value Mr. Chen’s post-retirement healthcare benefit. For purposes of determining the present value of Mr. Chen’s accumulated benefit, the following assumptions were used by the consulting firm:

  Mr. Chen will remain employed with the Company until 60 and then will retire when eligibility for the post-retirement healthcare benefit vests;

  Mr. Chen will continue to provide services to the Company for 2 years following retirement and will be eligible for a tax gross-up equal to 35% of the benefit cost during this time (valuations of this benefit before 2006 assumed that Mr. Chen would be eligible for the tax gross-up during his entire lifetime; this assumption was re-evaluated and reduced to 2 years in the valuations conducted for 2006 and 2007);

  Mr. Chen will elect coverage for his spouse and all children that are eligible for coverage;

  Mr. Chen’s children will remain eligible for coverage until they each reach age 21;

  A 5.9% discount rate was used for the 2007 expense and a 5.82% discount rate was used for 2006 expense;

  Healthcare cost trend rates used in 2007 range from 4% to 10% annual rate increases for pre-age 65 costs and from 7.5% to 12.50% annual rate increases for post age 65 costs; healthcare cost trend rates used in 2006 ranged from 10% to 12% annual rate increases for pre-age 65 costs and from 10% to 15% annual rate increases for post age 65 costs; and

  In 2007 the 1994 Group Annuity Reserving table for males and females was used for life expectancy data; in 2006 the 1983 Group Annuity Mortality Table for males and females was used for life expectancy data.

Nonqualifed Deferred Compensation in 2007

The Sybase Executive Deferred Compensation Plan allows eligible executive participants, including the Named Executive Officers, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Sybase does not contribute to this plan. The Sybase Executive Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan.

The Sybase Executive Deferred Compensation Plan uses the same investment choices available to participants in the Company’s 401(k) plan which is administered by Fidelity Investments. Each participant’s deferrals are deemed to be invested in one or more of the funds offered in the Company’s 401(k) plan to mirror the participant’s 401(k) allocation. The participant does not actually own any share of the investment options he/she selects and all balances are subject to the claims of the Company’s general creditors. The Company has not made any contributions to the non-qualified deferred compensation plan balances other than the compensation deferrals elected by participants.

Deferral and distribution elections for each year’s deferrals are established during the open enrollment period prior to each plan (calendar) year. Distribution elections for lump sum payments, installment payments or combinations of lump sum and installment payments are available for distributions at death, disability, termination of employment or on specified dates agreed to during open enrollment.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
	in 2007	in 2007	in 2007(2)	Distributions	2007
Name	($)(1)	($)	($)	($)	($)
John Chen	0	0	389,422	0	3,510,423
Jeff Ross	0	0	0	0	0
Marty Beard	94,416	0	30,342	0	524,855
Steve Capelli	0	0	37,171	0	745,291
Raj Nathan	118,315	0	87,440	0	1,686,830
Pieter Van der Vorst	67,934	0	47,890	0	597,275
__________________

1.	These amounts are included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

2.	None of the earnings in this column are included in the Summary Compensation Table on page 32 because there were not preferential or above market.

3.

The following table reflects the deferred compensation plan contributions made by each of the Named Executive Officers in the years when such officers were Named Executive Officers and their compensation was reported in the proxy. Mr. Ross has not previously been a Named Executive Officer. All of these amounts below were reported in the respective Summary Compensation Tables for the years noted.

	Chen	Van der Vorst	Beard	Capelli	Nathan
2007	$0	$145,464	$89,072	$0	$213,451
2006	0	213,398	89,072	0	155,131
2005	0	104,400	95,989	53,165	243,895
2004	224,500	20,780	35,150	62,734	123,606
2003	213,000	20,484	33,840	42,333	99,074
2002	276,525	19,572	31,450	45,203	121,403
2001	277,025	0	0	22,288	79,535
2000	616,758	48,422	0	60,209	211,247
1999	755,014	86,476	0	0	247,737
1998	173,750	0	0	0	0

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

John Chen. In December 2007, the Company entered into an amended and restated employment agreement with Mr. Chen, pursuant to which he serves as Chairman of the Board of Directors, CEO and President of the Company. The primary reason for amending and restating Mr. Chen’s employment agreement was to conform the agreement with recent regulations under Section 409A of the Internal Revenue Code (the “Code”). The agreement provides for annual base salary and target incentive compensation adjustments approved by the Board of Directors, and employee benefits comparable to those he received from his prior employer. In an effort to recruit Mr. Chen to join the Company, the Company agreed to make Mr. Chen “whole” for the benefits he would be forfeiting by leaving his then current employer. In August 2002, Mr. Chen’s existing employment agreement was amended to provide for certain post retirement healthcare benefits. See Compensation Discussion and Analysis – Components of Executive Compensation -- Perquisites” on page 28 and the “Pension Benefits for 2007” on page 40 for a description of Mr. Chen’s current benefits and his retirement healthcare benefit. If Mr. Chen’s employment terminates without cause and not in connection with a change of control, as defined in his amended and restated change of control agreement (see “Executive Change of Control Agreements,” below), Mr. Chen’s agreement provides for a severance payment equal to 150% of both his base salary and target annual cash bonus for the then-current fiscal year, continuation of his employee benefits for a period of 18 months from his effective date of termination, accelerated vesting of 100% of his then-outstanding stock options and stock appreciation rights and the immediate release of 50% of his restricted stock from escrow. See “Executive Change of Control Agreements,” below regarding amounts payable to Mr. Chen in the event his employment terminates in connection with a change of control.

Executive Change of Control Agreements

John Chen. In 2007, the Company entered into an amended and restated change of control agreement with Mr. Chen, primarily to conform the agreement with recent regulations under Section 409A of the Code. The amended and restated agreement continues to provide for change in control severance payments equal to two times his then current annual base salary and annual target incentive compensation and accelerated vesting of 100% of his then-outstanding stock options and stock appreciation rights and the immediate release of all of his restricted stock from escrow. These benefits are payable upon a change of control, regardless of whether Mr. Chen is terminated (“single trigger”). A “change of control” means the first to occur of any of the following events: (i) change in ownership of the Company, (ii) change in effective control of the Company, (iii) change in ownership of a substantial portion of the Company’s assets (with an asset value change in ownership exceeding more than 50% of the total gross fair market value replacing the 40% default rule), all as defined under Code Section 409A and the related final Treasury regulations. In order to assure that Mr. Chen, along with certain other executive officers noted below who would be directly involved in the negotiation of a change of control of the Company (and who due to their positions within the Company would most likely not be employed by the surviving entity after a change of control) would be provided with incentive to support a change of control that the Board found to be in the best interests of the Company, the Company entered into single trigger agreements with these individuals. The Board entered into these single trigger agreements based on advice from independent legal counsel and industry practice at the time the agreements were executed. Additionally, if Mr. Chen’s employment terminates within 18 months of a change of control, other than for cause, the Company will continue his benefits for a two year period and the Company will “gross up” the benefit payments for the amount of any tax payable in respect of these benefits. If any payments under Mr. Chen’s change of control agreement are covered under Section 280G of the Code and subject Mr. Chen to excise tax under Section 4999 of the Code, the Company will provide him with an amount sufficient to cover the excise tax imposed and any other income or employment taxes imposed on the amounts paid to cover the excise tax.

Other Executives. The Company also has single trigger change of control agreements with the Company’s current General Counsel and with the former Senior Vice President, Corporate Development and Marketing, who currently serves as the President of Sybase 365, a subsidiary of the Company. These agreements are similar to the agreement entered into with the Company’s CEO except (i) these agreements provide for two times each officer’s then current annual base salary and one and a half times the officer’s annual target incentive compensation as severance payments following a change in control and (ii) if any payments under the foregoing change of control agreements are covered under Section 280G of the Code and subject the employee to excise tax under Section 4999 of the Code, the Company will either provide the employee full change of control benefits, or pay such lesser amount as would result in no portion of the change in control benefits being subject to excise taxes, whichever amount results in the greater after-tax benefit to the employee.

The Company also has other amended and restated change of control agreements, which were amended effective December 2007 primarily to conform the agreements with recent regulations under Section 409A of the Code. These agreements, which are similar to the ones noted in the paragraph above; were entered into with each of its other current executive officers. However, such agreements are not single trigger agreements. The benefits will be paid only if the executive’s employment is terminated upon or within 18 months following a change of control (“double trigger”). In entering into these agreements, the Board of Directors felt that it would be in the best interests of the stockholders to assure that during a change of control the executives were fully engaged and were not distracted by concerns regarding their employment status.

The tables below set forth the potential payments to the CEO and other Named Executive Officers upon the occurrence of certain triggering events.

John Chen’s Change of Control or Termination Scenarios

Change of control and employment termination scenarios are shown below for Mr. Chen. Had he been terminated as of December 31, 2007, he would receive benefits between $0 and $32,201,454 depending on the reasons for the termination. He will not receive severance benefits under more than one of the scenarios. For example, if there is a change of control and his employment is terminated, he will only receive the amount he is entitled to under the change of control scenario, and he will not also be entitled to employment severance as a result of being terminated without cause.

  Had a change of control occurred as of December 31, 2007, Mr. Chen would have been eligible to receive the payments set forth below:

Pay Item	Summary of Terms	Estimated Payment
Cash Severance	2x annual base salary; plus	$1,980,000

	2x the greater of (a) the average	2,807,000
	bonus paid for the previous 2 fiscal
	years or (b) the target incentive
	opportunity for the current fiscal
	year

Acceleration of Unvested Stock Options,	All unvested stock options, SARs	17,911,553
SARs and Restricted Stock	and restricted shares become
	immediately vested

Benefits Continuation	24 months benefits continuation	141,028
	(if terminated within 18 months of
	Change of Control)

Life Insurance	Reimbursement for Supplemental	96,200
	Insurance premiums

Retiree Health Plan Coverage (1)	Present value of lifetime retiree	870,785
	health plan premiums (assumes no
	services being provided)

Excise Tax Gross-up Payment	Payment to offset any excise taxes	8,394,888
	levied under Section 4999 of the
	Code

Total		$32,201,454
____________________

(1)	Based on cost estimates for continuation of medical, dental and vision coverage through 2033, with tax gross up applied since the premiums are paid pursuant to a self-insured discriminatory plan.

  In the event that Mr. Chen is terminated by the Company without cause and a change of control has not occurred, the following benefits will be provided to Mr. Chen. A voluntary termination as a result of the following is considered a termination without cause: (i) without Mr. Chen’s express written consent, the assignment to Mr. Chen of any duties or the significant reduction of the Mr. Chen’s duties, either of which is materially inconsistent with Mr. Chen’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of Mr. Chen from such position and responsibilities, which is not effected for disability or for cause; (ii) a material reduction by the Company in the base salary and/or target bonus of Mr. Chen as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which Mr. Chen is entitled immediately prior to such reduction with the result that Mr. Chen’s overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company’s employees generally) ; or (iv) the relocation of Mr. Chen to a facility or a location more than 75 miles from San Francisco without Mr. Chen’s express written consent. However these conditions will not constitute a termination without cause unless Mr. Chen has provided notice to the Company of the applicable condition within 90 days of it first occurring and the Company has been provided with at least 30 days to remedy the condition.

Pay Item	Summary of Terms	Estimated Payment
Cash Severance	1.5x annual base salary; plus	$1,485,000

	1.5x the target incentive opportunity	1,875,000
	for the current fiscal year

Acceleration of Unvested Stock Options,	All unvested stock options and	9,235,323
SARs and Restricted Stock	SARs and 50% of restricted shares
	become immediately vested

Benefits Continuation	18 months benefits continuation	104,968

Retiree Health Plan Coverage	Present value of lifetime retiree	870,785
	health plan premiums (assumes no
	services being provided)

Total		$13,571,076

  In the event that Mr. Chen is terminated by the Company for cause or if Mr. Chen resigns, retires, dies or terminates his employment due to disability, Mr. Chen is not entitled to any severance payments or benefits other than retiree health plan coverage in certain situations. If prior to age 55, Mr. Chen (a) does not voluntarily terminate his employment with the Company and (b) is not terminated by the Company for cause, then he shall be entitled to retiree health plan coverage upon a termination of his employment for any reason after age 55.

Other Named Executive Officers’ Change of Control or Termination Scenarios

Change of control and employment termination scenarios are shown below for the other Named Executive Officers. These Named Executive Officers will not receive severance benefits under more than one of the scenarios. For example, if there is a change of control and his employment is terminated such that he is entitled to change of control benefits, he will only receive the amount he is entitled to under the change of control scenario, and he will not also be entitled to employment severance in connection with being terminated as a result of a layoff or reduction in force.

  Had a change of control occurred as of December 31, 2007, Mr. Beard would have been eligible to receive the payments set forth below. Also had a change of control occurred during calendar year 2007, and had Mr. Van der Vorst, Mr. Ross, Dr. Nathan or Mr. Capelli been terminated as of December 31, 2007, such Named Executive Officer would have been eligible to receive the payments set forth below:

		Estimated
		Payment to	Estimated	Estimated	Estimated	Estimated
	Summary of	Pieter Van der	Payment to	Payment to	Payment to	Payment to
Pay Item	Terms	Vorst	Jeff Ross	Marty Beard	Raj Nathan	Steve Capelli
Cash Severance	2x annual base	$756,412	$650,000	$726,280	$773,136	$831,600
	salary; plus

	1.5x the average	410,870	183,661	345,540	374,622	372,036
	of (x) the annual
	bonus paid in the
	most recently
	completed fiscal
	year, and (y) the
	target incentive
	in effect in year
	of the Change in
	Control

Acceleration of Unvested,	All unvested stock	1,889,462	908,676	1,800,942	1,713,770	2,293,872
Stock Options, SARs	options, SARs
and Restricted Stock	and restricted
	shares become
	immediately
	vested

Benefits Continuation	24 months	141,028	141,028	141,028	141,028	141,028
	benefits
	continuation
	(if terminated
	within 18 months
	of Change of
	Control)

Excise Tax Gross-up	Payment to offset	0	0	0	0	0
Payment	any excise taxes
	levied under
	Section 4999 of
	the Code

Total		$3,197,773	$1,885,365	$3,013,790	$3,002,556	$3,638,536

  In the event that any Named Executive Officer (other than Mr. Chen) is terminated as a result of a layoff or a reduction in force and a change of control has not occurred, the Named Executive Officer is entitled to a severance benefit equal to the greater (i) 4 months of base salary or (ii) 2 months of base salary plus 2 weeks of base salary for each year of service with the Company, provided that the total severance payment shall not exceed 24 weeks of base salary. Had the Named Executive Officer been terminated on December 31, 2007 and had he been entitled to a severance payment, he would have been eligible to receive the payments set forth below:

Pieter Van der Vorst	Jeff Ross	Marty Beard	Raj Nathan	Steve Capelli
$173,975	$150,000	$158,291	$177,821	$191,268

  In the event that any Named Executive Officer (other than Mr. Chen) is terminated by the Company for cause or if such person resigns, retires, dies or terminates his employment due to disability, the executive is not entitled to any severance payments or benefits.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions.

Historically, in connection with the Board Affairs Committee’s determination of the independence of the Company’s directors, this Committee reviews any related party transactions involving members of the Board and determines if any such transactions impact the independence of the Company’s non-employee directors. In 2007, the Board Affairs Committee determined that all of the Company’s non-employee directors were independent as defined by the NYSE’s Corporate Governance Standards and the Company’s Corporate Governance Guidelines, see “Corporate Governance Matters -- Board Independence” on page 10. The Company’s executive officers, members of the Board, and the Company’s entire workforce are also covered by the Company’s Statement of Values and Business Ethics and the Company’s Conflicts of Interest policies which require the disclosure of related party transactions to appropriate parties within the Company. A link to the Company’s Statement of Values and Business Ethics, which contains a summary of the Conflict of Interest policy is available on the home page Company’s website, Sybase.com, under “Code of Ethics.”

In February 2007, the Board adopted a written policy for related party transactions. Under this policy the Board Affairs Committee reviews the material facts of all transactions between the Company and a related party (defined to include executive officers, directors, director nominees, greater than 5% stockholders or the immediate family members of the foregoing) that have exceeded or may exceed $100,000 in a single year where the related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Under the related party transaction policy, the Board Affairs Committee either pre-approves, or if pre-approval is not feasible, reviews and, if appropriate, ratifies at the Committee’s next meeting, all related party transactions entered into by the Company. The Board Affairs Committee’s review of related party transactions takes into account, among other factors the Committee deems appropriate, whether the transaction is on terms no less favorable than generally available to unaffiliated third-parties in similar circumstances and the extent of the related party’s interest in the transaction. No member of the committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including (i) executive officer compensation that has been approved by the Compensation Committee (unless the executive officer is related to a director or another executive officer) and director compensation reported in the proxy, (ii) transactions with companies where the related party’s only relationship is as a non-executive employee, director or less than 10% owner of such company, if the aggregate transaction does not exceed the greater of $1,000,000 or 2 percent of the other company’s total revenue, (iii) charitable contributions by the Company to charities where the related person’s only relationship is as a non-executive employee or director if the aggregate transaction does not exceed the lesser of $1,000,000 or 2 percent of the charity’s total annual receipts, and (iv) transactions with related persons where the rates or charges are determined by competitive bids.

The policy also provides that all related party transactions that are required by SEC rules to be disclosed shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission.

Related Party Transactions in 2007

Mr. Chen’s brother-in-law, Hung Hsi, has been employed by the Company since June 1998 as a software engineer. Mr. Hsi currently earns an annual salary of $157,701 and is eligible for a targeted bonus of up to 10% of his annual salary.

Mr. Capelli’s brother-in-law, Cornel Lee, has been employed by the Company since April 2005 as an account manager. In 2006 Mr. Lee became Mr. Capelli’s brother-in-law. In 2007 Mr. Lee earned a base salary of $80,000 and earned variable compensation of $417,468.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Forms 4 and 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.

Based solely on our review of Forms 3, 4, and 5, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 2007 except as follows: in December 2007 a late Form 4 was filed for one transaction by Pieter Van der Vorst, one of our former Section 16 officers; and in December 2007 a late Form 4 was filed by Keith Jensen for two equity grants and a late Form 4 was filed for by Jeff Ross for two equity grants.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals and Nominations for the 2009 Annual Meeting

If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2009 Annual Meeting of Stockholders, you must deliver your proposal to Sybase’s Corporate Secretary at our principal executive offices, One Sybase Drive, Dublin, California 94568 no later than November 19, 2008. Any such proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If you intend to present a proposal or nomination from the floor at the 2009 Annual Meeting, but you do not intend to have it included in our 2009 Proxy Statement, you must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws (the “Bylaw Deadline”), as described below. If you give notice of such a proposal after the Bylaw Deadline, you will not be permitted to present the proposal to the stockholders for a vote at the meeting. Under our Bylaws, we must receive your notice on or before November 19, 2008, which is 120 days prior to the anniversary of the date that we first mailed this year’s proxy materials to stockholders. If we move next year’s annual meeting date by more than 30 days from this year’s meeting date, then we must receive your notice on or before the later of (i) 120 days prior to next year’s annual meeting date and (ii) 10 days following public announcement of such meeting date. Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:

  your name and address;

  the number of shares of our stock that you beneficially own;

  a brief description of the proposal and your reasons for making it;

  any material interest that you have in the proposal;

  the name, age, business address and residence address of your nominee, if any the nominee’s principal occupation;

  the number of shares of our stock beneficially owned by the nominee;

  a description of all arrangements between you and the nominee, if any, or anyone else regarding the nomination;

  that you are a stockholder of record and are entitled to vote at the meeting;

  whether you will appear in person or by proxy to make the proposal or nomination; and

  all other information that would be required in a proxy statement with respect to the proposal or nominee, as the case may be.

Please see “Corporate Governance Matters -- Director Nominee Criteria and Process” on page 11 for a discussion of the Board’s process for evaluating director nominees.

Stockholder Proposals and Nominations for the 2008 Annual Meeting

We have not been notified by any stockholder of his or her present intention to present a stockholder proposal from the floor at this year’s Annual Meeting. The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, the enclosed proxy card grants the proxy holders discretionary authority to vote on any other matter properly brought before the 2008 Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.

THE BOARD OF DIRECTORS

Dated: March 19, 2008

SYBASE, INC.
ANNUAL MEETING OF STOCKHOLDERS
April 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 19, 2008, and hereby appoints Jeff Ross, Charles Chen and Daniel Cohen, or any of them, with full power of substitution and resubstitution, attorneys and proxy holders to act and to vote, all shares of Common Stock of SYBASE, INC., a Delaware Corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held April 15, 2008 at 9:00 a.m. local time at the offices of the Company, United Nations Conference Room, One Sybase Drive, Dublin, California 94568, and at all adjournments or postponements thereof, and to vote all shares of Common Stock of the undersigned on the following proposals as directed on the reverse side and, in their discretion, upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED: (A) “FOR” ALL OF THE COMPANY’S DIRECTOR NOMINEES IN PROPOSAL 1 , (B) “FOR” PROPOSAL 2, AND (C) IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY.

(Continued and to be signed on reverse side)

SYBASE, INC.				PROXY

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR ALL” OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1. Election of Directors	For All	Withhold All	For All Except:	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

(01) John S. Chen	☐	☐	☐
(02) Michael A. Daniels
(03) Alan B. Salisbury

2.	Ratification of Ernst & Young LLP as	For	Against	Abstain
independent registered public
	accounting firm for 2008	☐	☐	☐

Dated: ______________, 2008

Signature

Signature

Title(s)

Note: Please sign exactly as the name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by authorized person.